Exhibit 99.2

GLOBAL PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$5,545	$9,217
Accounts receivable, net	529,147	686,392
Accounts receivable—affiliates	3,411	1,404
Inventories	455,709	572,806
Brokerage margin deposits	10,792	21,792
Fair value of forward fixed price contracts	57,121	46,007
Prepaid expenses and other current assets	53,989	36,693
Total current assets	1,115,714	1,374,311
Property and equipment, net	823,583	803,636
Intangible assets, net	54,195	67,769
Goodwill	154,078	154,078
Other assets	30,124	28,128
Total assets	$2,177,694	$2,427,922
Liabilities and partners’ equity
Current liabilities:
Accounts payable	$545,749	$781,119
Working capital revolving credit facility—current portion	113,000	—
Line of credit	700	3,700
Environmental liabilities—current portion	3,320	3,377
Trustee taxes payable	82,133	80,216
Accrued expenses and other current liabilities	63,484	65,963
Obligations on forward fixed price contracts	55,754	38,197
Total current liabilities	864,140	972,572
Working capital revolving credit facility—less current portion	92,000	327,000
Revolving credit facility	272,600	434,700
Senior notes	368,012	148,268
Environmental liabilities—less current portion	36,533	37,762
Other long-term liabilities	47,253	44,440
Total liabilities	1,680,538	1,964,742
Partners’ equity
Global Partners LP equity:
Common unitholders (27,430,563 units issued and 27,151,438 outstanding at September 30, 2014 and 27,430,563 units issued and 27,260,747 outstanding at December 31, 2013)	456,494	426,785
General partner interest (0.83% interest with 230,303 equivalent units outstanding at September 30, 2014 and December 31, 2013)	391	(238)
Accumulated other comprehensive loss	(9,371)	(11,310)
Total Global Partners LP equity	447,514	415,237
Noncontrolling interest	49,642	47,943
Total partners’ equity	497,156	463,180
Total liabilities and partners’ equity	$2,177,694	$2,427,922

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Sales	$4,050,458	$4,433,426	$13,737,006	$14,794,372
Cost of sales	3,895,023	4,315,333	13,335,922	14,523,410
Gross profit	155,435	118,093	401,084	270,962

Costs and operating expenses:
Selling, general and administrative expenses	41,408	27,889	110,379	79,232
Operating expenses	53,315	46,713	152,296	137,420
Amortization expense	4,522	4,773	13,574	13,321
Total costs and operating expenses	99,245	79,375	276,249	229,973

Operating income	56,190	38,718	124,835	40,989

Interest expense	(12,324)	(10,855)	(35,677)	(32,113)

Income before income tax expense	43,866	27,863	89,158	8,876

Income tax expense	(244)	(2,727)	(660)	(852)

Net income	43,622	25,136	88,498	8,024

Net (income) loss attributable to noncontrolling interest	(1,114)	679	(1,699)	549

Net income attributable to Global Partners LP	42,508	25,815	86,799	8,573

Less: General partner’s interest in net income, including incentive distribution rights	1,623	1,042	4,164	2,306

Limited partners’ interest in net income	$40,885	$24,773	$82,635	$6,267

Basic net income per limited partner unit	$1.50	$0.91	$3.03	$0.23

Diluted net income per limited partner unit	$1.50	$0.91	$3.03	$0.23

Basic weighted average limited partner units outstanding	27,183	27,333	27,229	27,350

Diluted weighted average limited partner units outstanding	27,307	27,333	27,312	27,593

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income	$43,622	$25,136	$88,498	$8,024
Other comprehensive income:
Change in fair value of cash flow hedges	1,929	(945)	2,800	2,577
Change in pension liability	(595)	1,191	(861)	3,216
Total other comprehensive income	1,334	246	1,939	5,793
Comprehensive income	44,956	25,382	90,437	13,817
Comprehensive (income) loss attributable to noncontrolling interest	(1,114)	679	(1,699)	549
Comprehensive income attributable to Global Partners LP	$43,842	$26,061	$88,738	$14,366

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income	$88,498	$8,024
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,753	55,534
Amortization of deferred financing fees	4,187	5,062
Amortization of senior notes discount	435	263
Bad debt expense	996	3,030
Stock-based compensation expense	2,585	955
Write-off of financing fees	1,626	—
Disposition of property and equipment and other	1,060	(1,444)
Changes in operating assets and liabilities:
Accounts receivable	156,249	70,202
Accounts receivable – affiliate	(2,007)	(189)
Inventories	117,097	237,386
Broker margin deposits	11,000	14,032
Prepaid expenses, all other current assets and other assets	(24,454)	18,589
Accounts payable	(235,370)	(147,359)
Trustee taxes payable	1,917	(15,603)
Change in fair value of forward fixed price contracts	6,443	15,472
Accrued expenses, all other current liabilities and other long-term liabilities	986	(9,842)
Net cash provided by operating activities	194,001	254,112
Cash flows from investing activities
Acquisitions	—	(185,262)
Capital expenditures	(73,591)	(46,935)
Proceeds from sale of property and equipment	3,405	5,769
Net cash used in investing activities	(70,186)	(226,428)
Cash flows from financing activities
Payments on working capital revolving credit facility	(125,000)	(124,200)
Payments on revolving credit facility	(162,100)	(22,300)
Proceeds from issuance of term loan	—	115,000
Proceeds from senior notes, net of discount	258,903	67,900
Repayment of senior notes	(40,244)	—
Repurchase of common units	(4,423)	—
Repurchased units withheld for tax obligations	—	(4,331)
Noncontrolling interest capital contribution	8,400	(2,086)
Distribution to noncontrolling interest	(8,400)	1,425
Distributions to partners	(54,623)	(50,001)
Net cash used in financing activities	(127,487)	(18,593)

(Decrease) increase in cash and cash equivalents	(3,672)	9,091
Cash and cash equivalents at beginning of period	9,217	5,977
Cash and cash equivalents at end of period	$5,545	$15,068

Supplemental information
Cash paid during the period for interest	$26,947	$26,002
Non-cash exchange of 6.25% senior notes due 2022	$110,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY

(In thousands)

(Unaudited)

			Accumulated
		General	Other		Total
	Common	Partner	Comprehensive	Noncontrolling	Partners’
	Unitholders	Interest	Loss	Interest	Equity

Balance at December 31, 2013	$426,785	$(238)	$(11,310)	$47,943	$463,180
Net income	82,635	4,164	—	1,699	88,498
Noncontrolling interest capital contribution	—	—	—	8,400	8,400
Distribution to noncontrolling interest	—	—	—	(8,400)	(8,400)
Other comprehensive income	—	—	1,939	—	1,939
Stock-based compensation	2,585	—	—	—	2,585
Distributions to partners	(51,434)	(3,535)	—	—	(54,969)
Dividends on repurchased units	346	—	—	—	346
Repurchase of common units	(4,423)	—	—	—	(4,423)
Balance at September 30, 2014	$456,494	$391	$(9,371)	$49,642	$497,156

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.                     Organization and Basis of Presentation

Organization

Global Partners LP (the “Partnership”) is a publicly traded Delaware master limited partnership formed in March 2005.  As of September 30, 2014, the Partnership had the following wholly owned subsidiaries:  Global Companies LLC, Glen Hes Corp., Global Montello Group Corp. (“GMG”), Chelsea Sandwich LLC, Global Energy Marketing LLC, Alliance Energy LLC (“Alliance”), Bursaw Oil LLC, GLP Finance Corp. (“GLP Finance”), Global Energy Marketing II LLC, Global CNG LLC, Cascade Kelly Holdings LLC and Global Partners Energy Canada ULC.  Global GP LLC, the Partnership’s general partner (the “General Partner”) manages the Partnership’s operations and activities and employs its officers and substantially all of its personnel, except for certain of its gasoline station and convenience store employees and certain union personnel who are employed by GMG.

The Partnership is a midstream logistics and marketing company.  The Partnership is one of the largest distributors of gasoline (including gasoline blendstocks such as ethanol and naphtha), distillates (such as home heating oil, diesel and kerosene), residual oil and renewable fuels to wholesalers, retailers and commercial customers in the New England states and New York.  The Partnership also engages in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products via rail, establishing a “virtual pipeline” from the mid-continent region of the United States and Canada to the East and West Coasts for distribution to refiners and other customers.  The Partnership owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in Massachusetts, Maine, Connecticut, Vermont, New Hampshire, Rhode Island, New York, New Jersey and Pennsylvania (collectively, the “Northeast”). The Partnership also owns and controls transload terminals in North Dakota and Oregon that extend its origin-to-destination capabilities. The Partnership is a major multi-brand gasoline distributor and, as of September 30, 2014, had a portfolio of approximately 900 owned, leased and/or supplied gasoline stations primarily in the Northeast.  The Partnership receives revenue from retail sales of gasoline, convenience store sales and gasoline station rental income.  The Partnership is also a distributor of natural gas and propane.

On February 1, 2013, the Partnership acquired a 60% membership interest in Basin Transload, LLC (“Basin Transload”), and on February 15, 2013, the Partnership acquired 100% of the membership interests in Cascade Kelly Holdings LLC (“Cascade Kelly”).  See Note 2.

The General Partner, which holds a 0.83% general partner interest in the Partnership, is owned by affiliates of the Slifka family.  As of September 30, 2014, affiliates of the General Partner, including its directors and executive officers and their affiliates, owned 11,618,554 common units, representing a 42.4% limited partner interest.

Basis of Presentation

The financial results of Basin Transload for the eight months ended September 30, 2013 and of Cascade Kelly for the seven and one-half months ended September 30, 2013 are included in the accompanying statements of income for the nine months ended September 30, 2013.  The Partnership consolidates the balance sheet and statement of operations of Basin Transload because the Partnership controls the entity.  The accompanying consolidated financial statements as of September 30, 2014 and December 31, 2013 and for the three and nine months ended September 30, 2014 and 2013 reflect the accounts of the Partnership.  Upon consolidation, all intercompany balances and transactions have been eliminated.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.                     Organization and Basis of Presentation (continued)

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial condition and operating results for the interim periods.  The interim financial information, which has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), should be read in conjunction with the consolidated financial statements for the year ended December 31, 2013 and notes thereto contained in the Partnership’s Annual Report on Form 10-K.  The significant accounting policies described in Note 2, “Summary of Significant Accounting Policies,” of such Annual Report on Form 10-K are the same used in preparing the accompanying consolidated financial statements.

The results of operations for the three and nine months ended September 30, 2014 are not necessarily indicative of the results of operations that will be realized for the entire year ending December 31, 2014.  The consolidated balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013.

Due to the nature of the Partnership’s business and its reliance, in part, on consumer travel and spending patterns, the Partnership may experience more demand for gasoline and gasoline blendstocks during the late spring and summer months than during the fall and winter.  Travel and recreational activities are typically higher in these months in the geographic areas in which the Partnership operates, increasing the demand for gasoline and gasoline blendstocks that the Partnership distributes.  Therefore, the Partnership’s volumes in gasoline and gasoline blendstocks are typically higher in the second and third quarters of the calendar year.  As demand for some of the Partnership’s refined petroleum products, specifically home heating oil and residual oil for space heating purposes, is generally greater during the winter months, heating oil and residual oil sales are generally higher during the first and fourth quarters of the calendar year. These factors may result in significant fluctuations in the Partnership’s quarterly operating results.

Noncontrolling Interest

These financial statements reflect the application of ASC 810, “Consolidations” (“ASC 810”) which establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently.

The Partnership acquired a 60% interest in Basin Transload on February 1, 2013.  After evaluating ASC 810, the Partnership concluded it is appropriate to consolidate the balance sheet and statement of income of Basin Transload based on an evaluation of the outstanding voting interests.  Amounts pertaining to the noncontrolling ownership interest held by third parties in the financial position and operating results of the Partnership are reported as a noncontrolling interest in the accompanying consolidated balance sheet and statement of income.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.                     Organization and Basis of Presentation (continued)

Concentration of Risk

The following table presents the Partnership’s product sales and logistics revenue as a percentage of total sales for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gasoline sales: gasoline and gasoline blendstocks such as ethanol and naphtha	65%	65%	62%	59%
Crude oil sales and logistics revenue	15%	18%	14%	19%
Distillates (home heating oil, diesel and kerosene), residual oil, natural gas and propane sales	20%	17%	24%	22%
Total	100%	100%	100%	100%

The Partnership had one significant customer, ExxonMobil Corporation (“ExxonMobil”), that accounted for approximately 19% and 17% of total sales for the three and nine months ended September 30, 2014, respectively.  The Partnership had two significant customers, ExxonMobil and Phillips 66, which accounted for approximately 18% and 11%, respectively, of total sales for the three months ended September 30, 2013 and approximately 15% and 14%, respectively, of total sales for the nine months ended September 30, 2013.

Note 2.                     Business Combinations

Acquisition of Basin Transload, LLC

On February 1, 2013, the Partnership acquired a 60% membership interest in Basin Transload, which operates two transloading facilities in Columbus and Beulah, North Dakota for crude oil and other products, with a combined rail loading capacity of 160,000 barrels per day.  The purchase price, including expenditures related to certain capital expansion projects, was approximately $91.1 million which the Partnership financed with borrowings under its credit facility.

The acquisition was accounted for using the purchase method of accounting in accordance with the Financial Accounting Standards Board’s (“FASB”) guidance regarding business combinations.  The Partnership’s financial statements include the results of operations of its membership interest in Basin Transload subsequent to the acquisition date.

The purchase price for the acquisition was allocated to assets acquired and liabilities assumed based on their estimated fair values.  The Partnership then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, based upon a valuation from the Partnership’s third-party valuation firm.  Any excess purchase price over the fair value of the net tangible and intangible assets acquired was allocated to goodwill and assigned to the Wholesale reporting unit.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 2.                     Business Combinations (continued)

As part of the purchase price allocation, identifiable intangible assets include customer relationships that are being amortized, based on the economic use of the asset, over two years which is consistent with the contractual period of the existing customers.  Amortization expense amounted to $2.8 million and $3.0 million for the three months ended September 30, 2014 and 2013, respectively, and $8.3 million and $8.0 million for the nine months ended September 30, 2014 and 2013, respectively.  The following table presents the estimated remaining amortization expense for intangible assets acquired in connection with the acquisition (in thousands):

2014 (10/1/14-12/31/14)	$2,755
2015	2,869
Total	$5,624

Acquisition of Cascade Kelly Holdings LLC

On February 15, 2013, the Partnership acquired 100% of the membership interests in Cascade Kelly, which owns a West Coast crude oil and ethanol facility in Clatskanie, Oregon.  The total cash purchase price was approximately $94.2 million which the Partnership funded with borrowings under its credit facility and with proceeds from the issuance of the Partnership’s unsecured 8.0% senior notes due 2018 (see Note 6).  Cascade Kelly’s assets include a rail transloading facility serviced by the Burlington Northern Santa Fe Railway, 200,000 barrels of storage capacity, a deepwater marine terminal with access to a 1,200-foot leased dock and the largest ethanol plant on the West Coast.  Situated along the Columbia River in Clatskanie, Oregon, the site is located on land leased under a long-term agreement from the Port of St. Helens.

The acquisition was accounted for using the purchase method of accounting in accordance with the FASB’s guidance regarding business combinations.  The Partnership’s financial statements include the results of operations of Cascade Kelly subsequent to the acquisition date.

The purchase price for the acquisition was allocated to assets acquired and liabilities assumed based on their estimated fair values.  The Partnership then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, if any, based upon on a valuation from the Partnership’s third-party valuation firm.  No intangible assets were identified.  Any excess purchase price over the fair value of the net tangible assets acquired was allocated to goodwill and assigned to the Wholesale reporting unit.

Supplemental Pro Forma Information

Revenues and net income included in the Partnership’s consolidated operating results for Basin Transload from January 1, 2013 to February 1, 2013, the acquisition date, and for Cascade Kelly from January 1, 2013 to February 15, 2013, the acquisition date, were immaterial.  Accordingly, the supplemental pro forma information for the nine months ended September 30, 2013 is consistent with the amounts reported in the accompanying statement of income for the nine months ended September 30, 2013.

Note 3.                     Net Income Per Limited Partner Unit

Under the Partnership’s partnership agreement, for any quarterly period, the incentive distribution rights (“IDRs”) participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership’s undistributed net income or losses.  Accordingly, the Partnership’s undistributed net income is assumed to be allocated to the common unitholders, or limited partners’ interest, and to the General Partner’s general partner interest.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3.                     Net Income Per Limited Partner Unit (continued)

Common units outstanding as reported in the accompanying consolidated financial statements at September 30, 2014 and December 31, 2013 excluded 279,125 and 169,816 common units, respectively, held on behalf of the Partnership pursuant to its repurchase program.  These units are not deemed outstanding for purposes of calculating net income per limited partner unit (basic and diluted).

The following table provides a reconciliation of net income and the assumed allocation of net income to the limited partners’ interest for purposes of computing net income per limited partner unit for the three and nine months ended September 30, 2014 and 2013 (in thousands, except per unit data):

	Three Months Ended September 30, 2014				Three Months Ended September 30, 2013
Numerator:	Total	Limited Partner Interest	General Partner Interest	IDRs	Total	Limited Partner Interest	General Partner Interest	IDRs
Net income attributable to Global Partners LP	$42,508	$40,885	$1,623	$—	$25,815	$24,773	$1,042	$—

Declared distribution	$19,319	$17,899	$150	$1,270	$17,425	$16,459	$138	$828
Assumed allocation of undistributed net income	23,189	22,986	203	—	8,390	8,314	76	—
Assumed allocation of net income	$42,508	$40,885	$353	$1,270	$25,815	$24,773	$214	$828

Denominator:
Basic weighted average limited partner units outstanding		27,183				27,333
Dilutive effect of phantom units		124				—
Diluted weighted average limited partner units outstanding		27,307				27,333

Basic net income per limited partner unit		$1.50				$0.91
Diluted net income per limited partner unit (1)		$1.50				$0.91

(1)   Basic units were used to calculate diluted net income per limited partner unit for the three months ended September 30, 2013, as using the effects of phantom units would have an anti-dilutive effect on income per limited partner unit.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3.                     Net Income Per Limited Partner Unit (continued)

	Nine Months Ended September 30, 2014				Nine Months Ended September 30, 2013
Numerator:	Total	Limited Partner Interest	General Partner Interest	IDRs	Total	Limited Partner Interest	General Partner Interest	IDRs
Net income attributable to Global Partners LP	$86,799	$82,635	$4,164	$—	$8,573	$6,267	$2,306	$—

Declared distribution	$56,414	$52,531	$439	$3,444	$51,196	$48,554	$407	$2,235
Assumed allocation of undistributed net income	30,385	30,104	281	—	(42,623)	(42,287)	(336)	—
Assumed allocation of net income	$86,799	$82,635	$720	$3,444	$8,573	$6,267	$71	$2,235

Denominator:
Basic weighted average limited partner units outstanding		27,229				27,350
Dilutive effect of phantom units		83				243
Diluted weighted average limited partner units outstanding		27,312				27,593

Basic net income per limited partner unit		$3.03				$0.23
Diluted net income per limited partner unit		$3.03				$0.23

On April 23, 2014, the board of directors of the General Partner declared a quarterly cash distribution of $0.6250 per unit for the period from January 1, 2014 through March 31, 2014. On July 23, 2014, the board of directors of the General Partner declared a quarterly cash distribution of $0.6375 per unit for the period from April 1, 2014 through June 30, 2014. On October 22, 2014, the board of directors of the General Partner declared a quarterly cash distribution of $0.6525 per unit for the period from July 1, 2014 through September 30, 2014. These declared cash distributions result in incentive distributions to the General Partner, as the holder of the IDRs, and enable the Partnership to exceed its second target level distribution with respect to such IDRs. See Note 8, “Cash Distributions” for further information.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 4.                     Inventories

Except for its convenience store inventory and its Renewable Identification Numbers (“RINs”) inventory, the Partnership hedges substantially all of its inventory using a variety of instruments, primarily futures contracts. These futures contracts are entered into when inventory is purchased and are either designated as fair value hedges against the inventory on a specific barrel basis for inventories qualifying for fair value hedge accounting or not designated and maintained as economic hedges against certain inventory of the Partnership on a specific barrel basis. Changes in the fair value of these futures contracts, as well as the offsetting gain or loss on the designated hedged inventory item, are recognized in earnings as an increase or decrease in cost of sales. All hedged inventory not designated in a fair value hedge relationship is valued using the lower of cost, as determined by specific identification, or market, as determined at the product level. Prior to sale, hedges are removed from specific barrels of inventory, and the then unhedged inventory is sold and accounted for on a first-in, first-out basis. Convenience store inventory and RIN inventory are carried at the lower of historical cost or market.

Inventories consisted of the following (in thousands):

	September 30,	December 31,
	2014	2013
Distillates: home heating oil, diesel and kerosene	$208,578	$272,760
Gasoline	98,260	96,539
Gasoline blendstocks	64,104	54,076
Renewable identification numbers (RINs)	2,012	3,186
Crude oil	29,884	87,022
Residual oil	40,059	48,793
Propane and other	4,250	3,443
Convenience store inventory	8,562	6,987
Total	$455,709	$572,806

In addition to its own inventory, the Partnership has exchange agreements for petroleum products with unrelated third-party suppliers, whereby it may draw inventory from these other suppliers and suppliers may draw inventory from the Partnership. Positive exchange balances are accounted for as accounts receivable and amounted to $11.7 million and $48.2 million at September 30, 2014 and December 31, 2013, respectively. Negative exchange balances are accounted for as accounts payable and amounted to $24.2 million and $46.7 million at September 30, 2014 and December 31, 2013, respectively. Exchange transactions are valued using current carrying costs and have no income statement impact.

Note 5.                     Derivative Financial Instruments

Accounting and reporting guidance for derivative instruments and hedging activities requires that an entity recognize derivatives as either assets or liabilities on the balance sheet and measure the instruments at fair value. Changes in the fair value of the derivative are to be recognized currently in earnings, unless specific hedge accounting criteria are met. The Partnership principally uses derivative instruments to hedge the commodity risk associated with its inventory and product purchases and sales and to hedge variable interest rates associated with the Partnership’s credit facilities.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5.                     Derivative Financial Instruments (continued)

The following table presents the volume of activity related to the Partnership’s derivative financial instruments at September 30, 2014:

	Units (1)	Unit of Measure
Futures Contracts
Long	23,796	Thousands of barrels
Short	(27,842)	Thousands of barrels

Natural Gas Contracts
Long	9,539	Thousands of decatherms
Short	(9,539)	Thousands of decatherms

Interest Rate Swaps	$200.0	Millions of U.S. dollars
Interest Rate Cap	$100.0	Millions of U.S. dollars

(1)   Number of open positions and gross notional amounts do not quantify risk or represent assets or liabilities of the Partnership, but are used in the calculation of daily cash settlements under the contracts.

Fair Value Hedges

The Partnership enters into futures contracts in the normal course of business to reduce the risk of loss of inventory value, which could result from fluctuations in market prices. These futures contracts are designated as fair value hedges against the inventory with specific futures contracts matched to specific barrels of inventory. As a result of the Partnership’s hedge designation on these transactions, the futures contracts are recorded on the Partnership’s consolidated balance sheet and marked to market through the use of independent markets based on the prevailing market prices of such instruments at the date of valuation. Likewise, the underlying inventory being hedged is also marked to market. Changes in the fair value of the futures contracts, as well as the change in the fair value of the hedged inventory, are recognized in the consolidated statement of income through cost of sales. These futures contracts are settled on a daily basis by the Partnership through brokerage margin accounts.

The Partnership’s futures contracts are settled daily; therefore, there was no corresponding asset or liability on the Partnership’s consolidated balance sheet related to these contracts at September 30, 2014 and December 31, 2013. These contracts remain open until their contract end date. The daily settlement of these futures contracts is accomplished through the use of brokerage margin deposit accounts.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5.                     Derivative Financial Instruments (continued)

The following table presents the hedge ineffectiveness from derivatives involved in fair value hedging relationships recognized in the Partnership’s consolidated statements of income for the three and nine months ended September 30, 2014 and 2013 (in thousands):

		Amount of Gain (Loss) Recognized in
		Income on Derivatives
	Location of Gain (Loss)	Three Months Ended		Nine Months Ended
Derivatives in Fair Value	Recognized in	September 30,		September 30,
Hedging Relationships	Income on Derivative	2014	2013	2014	2013

Futures contracts	Cost of sales	$29,470	$(4,348)	$52,050	$15,753

		Amount of Gain (Loss) Recognized in
		Income on Hedged Items
	Location of Gain (Loss)	Three Months Ended		Nine Months Ended
Hedged Items in Fair Value	Recognized in	September 30,		September 30,
Hedged Relationships	Income on Hedged Items	2014	2013	2014	2013

Inventories	Cost of sales	$(30,890)	$4,545	$(52,386)	$(15,033)

Cash Flow Hedges

The Partnership utilizes various interest rate derivative instruments to hedge variable interest rates on its debt. These derivative instruments are designated as cash flow hedges of the underlying debt. To the extent such hedges are effective, the changes in the fair value of the derivative instrument are reported as a component of other comprehensive income (loss) and reclassified into interest expense or interest income in the same period during which the hedged transaction affects earnings.

In October 2009, the Partnership executed an interest rate swap with a major financial institution. The swap, which became effective on May 16, 2011 and expires on May 16, 2016, is used to hedge the variability in interest payments due to changes in the one-month LIBOR swap curve with respect to $100.0 million of one-month LIBOR-based borrowings on the credit facility at a fixed rate of 3.93%.

In April 2011, the Partnership executed an interest rate cap with a major financial institution. The rate cap, which became effective on April 13, 2011 and expires on April 13, 2016, is used to hedge the variability in interest payments due to changes in the one-month LIBOR rate above 5.5% with respect to $100.0 million of one-month LIBOR-based borrowings on the credit facility.

In September 2013, the Partnership executed an interest rate swap with a major financial institution. The swap, which became effective on October 2, 2013 and expires on October 2, 2018, is used to hedge the variability in cash flows in monthly interest payments due to changes in the one-month LIBOR swap curve with respect to $100.0 million of one-month LIBOR-based borrowings on the credit facility at a fixed rate of 1.819%.

In the aggregate, these hedging instruments historically have hedged the variability in interest payments due to changes in the one-month LIBOR swap curve or rate with respect to $300.0 million of one-month LIBOR-based borrowings on the credit facility.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5.                     Derivative Financial Instruments (continued)

In June 2014 and as a result of the issuance of the Partnership’s $375.0 million aggregate principal amount of its 6.25% senior notes due 2022 (see Note 6), the Partnership determined that maintaining an excess of $300.0 million in principal of outstanding floating-rate debt is no longer probable. Therefore, the Partnership elected to de-designate its interest rate cap and discontinued the related hedge accounting for this instrument. Accordingly, at September 30, 2014, the Partnership had in place two interest rate swap agreements which are hedging $200.0 million of variable rate debt, both of which continue to be accounted for as cash flow hedges. The interest rate cap is not currently in a hedging relationship. Accordingly, all changes in the fair value of this instrument are recorded in earnings.

The following table presents the fair value of the Partnership’s derivative instruments involved in cash flow hedging relationships and their location in the Partnership’s consolidated balance sheets at September 30, 2014 and December 31, 2013 (in thousands):

		September 30,	December 31,
Derivatives Designated as		2014	2013
Hedging Instruments	Balance Sheet Location	Fair Value	Fair Value

Asset derivatives
Interest rate cap (1)	Other assets	$ N/A	$25

Liability derivatives
Interest rate swaps	Other long-term liabilities	$6,927	$9,462

(1)   The interest rate cap agreement was de-designated as a cash flow hedge in June 2014.

The following table presents the amount of net gains and losses from derivatives involved in cash flow hedging relationships recognized in the Partnership’s consolidated statements of income and partners’ equity for the three and nine months ended September 30, 2014 and 2013 (in thousands):

			Recognized in Income				Recognized in Income
			on Derivatives				on Derivatives
	Amount of Gain (Loss)		(Ineffectiveness Portion		Amount of Gain (Loss)		(Ineffectiveness Portion
	Recognized in Other		and Amount Excluded		Recognized in Other		and Amount Excluded
	Comprehensive Income		from Effectiveness		Comprehensive Income		from Effectiveness
	on Derivatives		Testing)		on Derivatives		Testing)
Derivatives in	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
Cash Flow	September 30,		September 30,		September 30,		September 30,
Hedging Relationship	2014	2013	2014	2013	2014	2013	2014	2013

Interest rate collar	$—	$635	$—	$—	$—	$1,861	$—	$—
Interest rate swaps	1,824	(1,538)	—	—	2,535	701	—	—
Interest rate cap (1)	105	(42)	—	—	265	15	—	—
Total	$1,929	$(945)	$—	$—	$2,800	$2,577	$—	$—

(1)   The interest rate cap agreement was de-designated as a cash flow hedge in June 2014.

Ineffectiveness related to the interest rate swaps, collar and cap is recognized as interest expense and was immaterial for the three and nine months ended September 30, 2014 and 2013. In June 2014, the Partnership elected to de-designate its interest rate cap and discontinued hedge accounting. Except for the amortization of the prepaid interest rate caplets associated with the interest rate cap, totaling $96,000 and $273,000 for the three and nine months ended September 30, 2014, respectively, there were no amounts reclassified into earnings for the three and nine months ended September 30, 2014 and 2013 under these instruments. The change in the fair value of the interest rate cap following de-designation is reflected in earnings and was immaterial for the three months ended September 30, 2014.

As of September 30, 2014, the remaining unamortized prepaid interest rate caplets were $1.1 million and will be amortized over the remaining life of the interest rate cap which expires in April 2016.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5.                     Derivative Financial Instruments (continued)

Other Derivative Activity

The Partnership uses futures contracts, and occasionally swap agreements, to hedge its commodity exposure under forward fixed price purchase and sale commitments on its products and certain inventory of the Partnership. These derivatives are not designated by the Partnership as either fair value hedges or cash flow hedges. Rather, the forward fixed price purchase and sales commitments, which meet the definition of a derivative, are reflected in the Partnership’s consolidated balance sheet. The related futures contracts (and swaps, if applicable) are also reflected in the Partnership’s consolidated balance sheet, thereby creating an economic hedge. Changes in the fair value of the futures contracts (and swaps, if applicable), as well as offsetting gains or losses due to the change in the fair value of forward fixed price purchase and sale commitments, are recognized in the consolidated statement of income through cost of sales. These futures contracts are settled on a daily basis by the Partnership through brokerage margin accounts.

While the Partnership seeks to maintain a position that is substantially balanced within its product purchase activities, it may experience net unbalanced positions for short periods of time as a result of variances in daily sales and transportation and delivery schedules as well as other logistical issues inherent in the business, such as weather conditions. In connection with managing these positions, maintaining a constant presence in the marketplace and managing the futures market outlook for future anticipated inventories, which are necessary for its business, the Partnership engages in a controlled trading program for up to an aggregate of 250,000 barrels of products at any one point in time. Any derivatives not involved in a direct hedging activity are marked to market and recognized in the consolidated statement of income through cost of sales.

The Partnership also markets and sells natural gas by entering into forward purchase commitments for natural gas when it enters into arrangements for the forward sale commitment of product for physical delivery to third-party users. The Partnership reflects the fair value of forward fixed purchase and sales commitments in its consolidated balance sheet. Changes in the fair value of the forward fixed price purchase and sale commitments are recognized in the consolidated statement of income through cost of sales.

During the three and nine months ended September 30, 2014 and 2013, the Partnership entered into forward currency contracts to hedge certain foreign denominated (Canadian) product purchases. These forward contracts are not designated and are reflected in the consolidated balance sheets. Changes in the fair values of these forward currency contracts are reflected in cost of sales.

Similar to the futures contracts used by the Partnership to hedge its inventory, the Partnership uses future contracts to economically hedge forward purchase and sale contracts for which the Partnership does not take the normal purchase and sale exemption. Additionally, these futures contracts are settled daily and, accordingly, there was no corresponding asset or liability in the Partnership’s consolidated balance sheets related to these contracts at September 30, 2014 and December 31, 2013. These contracts remain open until their contract end date. The daily settlement of these futures contracts is accomplished through the use of brokerage margin deposit accounts.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5.                     Derivative Financial Instruments (continued)

The following table summarizes the derivatives not designated by the Partnership as either fair value hedges or cash flow hedges and their respective fair values and location in the Partnership’s consolidated balance sheets at September 30, 2014 and December 31, 2013 (in thousands):

			September 30,	December 31,
		Balance Sheet	2014	2013
Summary of Other Derivatives	Item Pertains to	Location	Fair Value	Fair Value

Asset Derivatives
Forward purchase commitments	Gasoline and Gasoline Blendstocks	(1)	$1,035	$14,119
	Distillates	(1)	2,219	2,232
	Crude Oil	(1)	3,546	13,693
	Propane	(1)	35	—
	Residual Oil	(1)	20	34
Total forward purchase commitments			6,855	30,078

Forward sales commitments	Gasoline and Gasoline Blendstocks	(1)	16,537	1,486
	Distillates	(1)	17,063	797
	Residual Oil	(1)	1,573	655
	Crude Oil	(1)	9,919	383
	Natural Gas	(1)	4,736	12,608
	Propane	(1)	438	—
Total forward sales commitments			50,266	15,929
Total fair value of forward fixed price contracts			$57,121	$46,007

Liability Derivatives
Forward purchase commitments	Gasoline and Gasoline Blendstocks	(2)	$9,019	$3,625
	Distillates	(2)	9,627	1,396
	Residual Oil	(2)	—	990
	Crude Oil	(2)	16,003	2,122
	Natural Gas	(2)	4,737	12,485
	Propane	(2)	331	—
Total forward purchase commitments			39,717	20,618

Forward sales commitments	Gasoline and Gasoline Blendstocks	(2)	77	10,709
	Distillates	(2)	109	3,809
	Crude Oil	(2)	15,842	3,061
	Propane	(2)	9	—
Total forward sales commitments			16,037	17,579
Total obligations on forward fixed price contracts and other derivatives			55,754	38,197

Foreign currency forward contract	Foreign Denominated Sales	(3)	—	16
Total liability derivatives			$55,754	$38,213

(1)          Fair value of forward fixed price contracts

(2)          Obligations on forward fixed price contracts

(3)          Accrued expenses and other current liabilities

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5.                     Derivative Financial Instruments (continued)

The following table presents the amount of gains and losses from derivatives not involved in a fair value hedging relationship or in a hedging relationship recognized in the Partnership’s consolidated statements of income for the three and nine months ended September 30, 2014 and 2013 (in thousands):

		Amount of Gain (Loss)		Amount of Gain (Loss)
	Location of	Recognized in Income		Recognized in Income
	Gain (Loss)	on Derivatives		on Derivatives
	Recognized in	Three Months Ended		Nine Months Ended
Derivatives Not Designated as	Income on	September 30,		September 30,
Hedging Instruments	Derivatives	2014	2013	2014	2013

Product contracts	Cost of sales	$10,708	$4,576	$14,196	$8,223
Foreign currency contracts	Cost of sales	171	(437)	17	(203)
Total		$10,879	$4,139	$14,213	$8,020

The interest rate cap agreement was de-designated as a cash flow hedge in June 2014.  The amount of gain (loss) recognized in income was immaterial for the three and nine months ended September 30, 2014.

Credit Risk

The Partnership’s derivative financial instruments do not contain credit risk related to other contingent features that could cause accelerated payments when these financial instruments are in net liability positions.

The Partnership is exposed to credit loss in the event of nonperformance by counterparties of forward purchase and sale commitments, futures contracts and swap agreements, but the Partnership has no current reason to expect any material nonperformance by any of these counterparties.  Futures contracts, the primary derivative instrument utilized by the Partnership, are traded on regulated exchanges, greatly reducing potential credit risks.  The Partnership utilizes primarily three clearing brokers, all major financial institutions, for all New York Mercantile Exchange (“NYMEX”) and Chicago Mercantile Exchange (“CME”) derivative transactions and the right of offset exists.  Accordingly, the fair value of derivative instruments is presented on a net basis in the consolidated balance sheets.  Exposure on forward purchase and sale commitments and swap agreements is limited to the amount of the recorded fair value as of the balance sheet dates.

Note 6.                     Debt

Credit Agreement

As of September 30, 2014, certain subsidiaries of the Partnership, as borrowers, and the Partnership and certain of its subsidiaries, as guarantors, had a $1.625 billion senior secured credit facility (the “Credit Agreement”).  The Credit Agreement will mature on April 30, 2018.

As of September 30, 2014, there were two facilities under the Credit Agreement:

•              a working capital revolving credit facility to be used for working capital purposes and letters of credit in the principal amount equal to the lesser of the Partnership’s borrowing base and $1.0 billion; and

•              a $625.0 million revolving credit facility to be used for acquisitions, joint ventures, capital expenditures, letters of credit and general corporate purposes.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6.                     Debt (continued)

In addition, the Credit Agreement has an accordion feature whereby the Partnership may request on the same terms and conditions of its then existing credit agreement, provided no Event of Default (as defined in the Credit Agreement) then exists, an increase to the working capital revolving credit facility, the revolving credit facility, or both, by up to another $300.0 million, in the aggregate, for a total credit facility of up to $1.925 billion.  Any such request for an increase by the Partnership must be in a minimum amount of $25.0 million.  The Partnership cannot provide assurance, however, that its lending group will agree to fund any request by the Partnership for additional amounts in excess of the total available commitments of $1.625 billion.

In addition, the Credit Agreement includes a swing line pursuant to which Bank of America, N.A., as the swing line lender, may make swing line loans in U.S. Dollars in an aggregate amount equal to the lesser of (a) $50.0 million and (b) the Aggregate WC Commitments (as defined in the Credit Agreement).  Swing line loans will bear interest at the Base Rate (as defined in the Credit Agreement).  The swing line is a sub-portion of the working capital revolving credit facility and is not an addition to the total available commitments of $1.625 billion.

Pursuant to the Credit Agreement, and in connection with any agreement by and between a Loan Party and a Lender (as such terms are defined in the Credit Agreement) or affiliate thereof (an “AR Buyer”), a Loan Party may sell certain of its accounts receivables to an AR Buyer (the “Receivables Sales Agreement”).  Also pursuant to the Credit Agreement, the Loan Parties are permitted to sell or transfer any account receivable to an AR Buyer only to the extent that (i) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing or would exist after giving effect to any such sale or transfer; (ii) such accounts receivable are sold for cash; (iii) the cash purchase price to be paid to the selling Loan Party for each account receivable is not less than the amount of credit such Loan Party would have been able to get for such account receivable had such account receivable been included in the Borrowing Base (as defined in the Credit Agreement) or, to the extent such account receivable is not otherwise eligible to be included in the Borrowing Base, then the cash purchase price to be paid is not less than 85% of the face amount of such account receivable; (iv) such account receivable is sold pursuant to a Receivables Sales Agreement; (v) the Loan Parties have complied with the notice requirement set forth in the Credit Agreement; (vi) neither the AR Buyer nor the Administrative Agent has delivered any notice of a termination event; (vii) the aggregate amount of the accounts receivable sold to one or more AR Buyers which has not yet been collected will not exceed $75.0 million at any time; and (viii) the cash proceeds received from the applicable Loan Party in connection with such sale will be used to immediately repay any outstanding WC Loans (as defined in the Credit Agreement).  To date, the level of receivables sold has not been significant, and the Partnership has accounted for such transfers as sales pursuant to ASC 860, “Transfers and Servicing.”  Due to the short-term nature of the receivables sold to date, no servicing obligation has been recorded because it would have been de minimus.

Borrowings under the Credit Agreement are available in U.S. Dollars and Canadian Dollars. The aggregate amount of loans made under the Credit Agreement denominated in Canadian Dollars cannot exceed $200.0 million.

Availability under the working capital revolving credit facility is subject to a borrowing base which is redetermined from time to time and based on specific advance rates on eligible current assets.  Under the Credit Agreement, borrowings under the working capital revolving credit facility cannot exceed the then current borrowing base.  Availability under the borrowing base may be affected by events beyond the Partnership’s control, such as changes in petroleum product prices, collection cycles, counterparty performance, advance rates and limits, and general economic conditions.  These and other events could require the Partnership to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures.  The Partnership can provide no assurance that such waivers, amendments or alternative financing could be obtained or, if obtained, would be on terms acceptable to the Partnership.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6.                     Debt (continued)

Commencing December 16, 2013, borrowings under the working capital revolving credit facility bear interest at (1) the Eurocurrency rate plus 2.00% to 2.50%, (2) the cost of funds rate plus 2.00% to 2.50%, or (3) the base rate plus 1.00% to 1.50%, each depending on the Utilization Amount (as defined in the Credit Agreement).  From January 1, 2013 through December 15, 2013, borrowings under the working capital revolving credit facility bore interest at (1) the Eurodollar rate plus 2.00% to 2.50%, (2) the cost of funds rate plus 2.00% to 2.50%, or (3) the base rate plus 1.00% to 1.50%, each depending on the Utilization Amount (as defined in the prior credit agreement).

Commencing December 16, 2013, borrowings under the revolving credit facility bear interest at (1) the Eurocurrency rate plus 2.25% to 3.25%, (2) the cost of funds rate plus 2.25% to 3.25%, or (3) the base rate plus 1.25% to 2.25%, each depending on the Combined Total Leverage Ratio (as defined in the Credit Agreement).  From January 1, 2013 through December 15, 2013, borrowings under the revolving credit facility bore interest at (1) the Eurodollar rate plus 2.50% to 3.50%, (2) the cost of funds rate plus 2.50% to 3.50%, or (3) the base rate plus 1.50% to 2.50%, each depending on the Combined Total Leverage Ratio (as defined in the prior credit agreement).

The average interest rates for the Credit Agreement were 3.8% and 4.3% for the three months ended September 30, 2014 and 2013, respectively, and 3.6% and 4.3% for the nine months ended September 30, 2014 and 2013, respectively.

As of September 30, 2014, the Partnership had two interest rate swaps, both of which were used to hedge the variability in interest payments under the Credit Agreement due to changes in LIBOR rates.  See Note 5 for additional information on these cash flow hedges.

The Credit Agreement provides for a letter of credit fee equal to the then applicable working capital rate or then applicable revolver rate (each such rate as defined in the Credit Agreement) per annum for each letter of credit issued.  In addition, the Partnership incurs a commitment fee on the unused portion of each facility under the Credit Agreement, ranging from 0.375% to 0.50% per annum.

The Partnership classifies a portion of its working capital revolving credit facility as a long-term liability because the Partnership has a multi-year, long-term commitment from its bank group.  The long-term portion of the working capital revolving credit facility was $92.0 million and $327.0 million at September 30, 2014 and December 31, 2013, respectively, representing the amounts expected to be outstanding during the entire year.  In addition, the Partnership classifies a portion of its working capital revolving credit facility as a current liability because it repays amounts outstanding and reborrows funds based on its working capital requirements.  At September 30, 2014 and December 31, 2013, the current portion of the working capital revolving credit facility was $113.0 million and $0, respectively, representing the amount the Partnership expects to pay down during the course of the year.  Due to unexpected excess cash received during the nine months ended September 30, 2014, the Partnership paid down a portion of the working capital revolving credit facility that was previously classified as long term at December 31, 2013.  The Partnership does not expect to reduce its outstanding borrowings on the revolving credit facility component of the Credit Agreement over the next twelve months.

As of September 30, 2014, the Partnership had total borrowings outstanding under the Credit Agreement of $477.6 million, including $272.6 million outstanding on the revolving credit facility.  In addition, the Partnership had outstanding letters of credit of $200.6 million.  Subject to borrowing base limitations, the total remaining availability for borrowings and letters of credit was $946.8 million and $479.9 million at September 30, 2014 and December 31, 2013, respectively.

The Credit Agreement is secured by substantially all of the assets of the Partnership and the Partnership’s wholly-owned subsidiaries and is guaranteed by the Partnership and its subsidiaries, Bursaw Oil LLC and Global Partners Energy Canada ULC.  The Credit Agreement imposes certain requirements on the borrowers including, for example, a prohibition against distributions if any potential default or Event of Default (as defined in the Credit

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6.                     Debt (continued)

Agreement) would occur as a result thereof, and certain limitations on the Partnership’s ability to grant liens, make certain loans or investments, incur additional indebtedness or guarantee other indebtedness, make any material change to the nature of the Partnership’s business or undergo a fundamental change, make any material dispositions, acquire another company, enter into a merger, consolidation, sale leaseback transaction or purchase of assets, or make capital expenditures in excess of specified levels.

The Credit Agreement imposes financial covenants that require the Partnership to maintain certain minimum working capital amounts, a minimum combined interest coverage ratio, a maximum senior secured leverage ratio and a maximum total leverage ratio.  The Partnership was in compliance with the foregoing covenants at September 30, 2014.  The Credit Agreement also contains a representation whereby there can be no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement).  In addition, the Credit Agreement limits distributions by the Partnership to its unitholders to the amount of Available Cash (as defined in the Partnership’s partnership agreement).

On October 6, 2014, in connection with the execution of the Stock Purchase Agreement dated October 3, 2014, by and among Warren Equities, Inc., (“Warren”), as the Company, The Warren Alpert Foundation, as the Seller, and GMG, as Buyer, and solely with respect to Section 10.20 and the other provisions in Article 10 related thereto, the Partnership, as Buyer Guarantor (the “Stock Purchase Agreement”), the Partnership and certain of its subsidiaries entered into the First Amendment to the Second Amended and Restated Credit Agreement (the “First Amendment”), which eliminates the lender consent requirement for Permitted Acquisitions (as defined in the Credit Agreement) without regard to previously delineated dollar basket thresholds.

On October 20, 2014, in connection with the proposed acquisition of Warren (the “Warren Acquisition”), the Partnership and certain of its subsidiaries entered into the Second Amendment to the Second Amended and Restated Credit Agreement (the “Second Amendment”).  Pursuant to the Second Amendment, upon the closing of the Warren Acquisition, Warren is required to be joined as a Borrower under the Credit Agreement and subsidiaries of Warren are required to be joined as guarantors under the Credit Agreement.  The Second Amendment also provides for an increase in the Aggregate Revolver Commitment (as defined in the Credit Agreement) in the amount of either $75.0 million or $150.0 million, at the option of the Borrowers (as defined in the Credit Agreement), which option will terminate at the earliest to occur of (x) the date that the Warren Acquisition is consummated, (y) the date that the Borrowers notify Bank of America, N.A., as Administrative Agent that the Warren Acquisition will not be consummated and (z) February 15, 2015.  If the option has not been exercised or terminated by January 15, 2015, the Borrowers will pay a ticking fee of 50 basis points (calculated based on the $150.0 million commitment increase, regardless of whether the Borrowers exercise the option to increase commitments by $150.0 million, $75.0 million, or not at all) for the period from January 15, 2015 until the earlier to occur of (x) the consummation of the Warren Acquisition, (y) the date the Aggregate Revolver Commitment is increased upon exercise of the Borrowers’ option and (z) termination of the Borrowers’ option.  Additionally, the Second Amendment revises the definition of “Combined EBITDA” for purposes of calculating the Combined Interest Coverage Ratio, the Combined Total Leverage Ratio and the Combined Senior Secured Leverage Ratio (as such terms are defined in the Credit Agreement), such that for any period in which the Warren Acquisition has occurred, Combined EBITDA will be adjusted to give effect to the Warren Acquisition.  Additionally, the Second Amendment eliminates the $400.0 million limit on Senior Unsecured Indebtedness and Subordinated Debt (as such terms are defined in the Credit Agreement).

In addition, the Second Amendment revises the definition of “Subsidiary” to exclude joint ventures in which the Partnership and its subsidiaries own more than 50% but less than 100% of the equity in such entity.  The assets held by such joint ventures are no longer required to be pledged as collateral to secure the obligations of the Partnership and its subsidiaries under the Credit Agreement.  The Second Amendment also increases the permitted investments basket for obligations due to the Partnership and its subsidiaries from $5.0 million to $50.0 million.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6.                     Debt (continued)

8.0% Senior Notes

On February 14, 2013, the Partnership entered into a note purchase agreement with FS Energy and Power Fund (“FS Energy”), with respect to the issue and sale by the Partnership to FS Energy of an aggregate principal amount of $70.0 million unsecured 8.0% Senior Notes due 2018 (the “8.0% Notes”).  The 8.0% Notes were issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and were not registered under the Securities Act or any state securities laws.  Interest on the 8.0% Notes accrued from February 14, 2013 and was paid semi-annually on February 14 and August 14 of each year, beginning on August 14, 2013.

Closing of the offering occurred on February 14, 2013.  The 8.0% Notes were sold to FS Energy at 97% of their face amount, resulting in net proceeds to the Partnership of approximately $67.9 million.  Additionally, the Partnership separately paid fees and offering expenses.  The discount of $2.1 million at issuance was accreted as additional interest.  On February 15, 2013, the Partnership used the net proceeds from the offering, after paying fees and offering expenses, to finance a portion of its acquisition of all of the outstanding membership interests in Cascade Kelly and to pay related transaction costs.

7.75% Senior Notes

On December 23, 2013, the Partnership entered into a note purchase agreement with FS Energy and Power Fund, KARBO, L.P., Kayne Anderson Capital Income Partners (QP), L.P., Kayne Anderson Income Partners, L.P., Kayne Anderson Infrastructure Income Fund, L.P., Kayne Anderson Non-Traditional Investments,  L.P., KANTI (QP), L.P. and Kayne Energy Credit Opportunities, L.P. as purchasers (the “Purchasers”), with respect to the issue and sale by the Partnership to the Purchasers of an aggregate principal amount of $80.0 million unsecured 7.75% Senior Notes due 2018 (the “7.75% Notes”).  The 7.75% Notes were issued in a private placement exempt from registration under the Securities Act and were not registered under the Securities Act or any state securities laws.  Interest was paid on the 7.75% Notes semi-annually on December 23 and June 23 of each year, beginning on June 23, 2014.

Closing of the offering occurred on December 23, 2013. The 7.75% Notes were sold to the Purchasers at their face amount, resulting in proceeds to the Partnership of $80.0 million.  Additionally, the Partnership separately paid fees and offering expenses.  The Partnership used a portion of the net proceeds from the offering to pay outstanding indebtedness and for general partnership purposes.

Exchange Rights Agreements

On June 19, 2014, the Partnership and GLP Finance (the “Issuers”) entered into a letter agreement (the “Exchange Rights Agreements”) with each of FS Energy and certain funds managed by Kayne Anderson Capital Advisors, L.P. pursuant to which the parties agreed to modifications to or waivers of certain of the provisions of the indentures governing the 8.0% Senior Notes and the 7.75% Senior Notes (collectively, the “Existing HY Notes”) for purposes of effecting the repayment of the Existing HY Notes with a portion of the proceeds of the Issuers’ private placement of the 6.25% Notes (defined below) and the subsequent issuance of a portion of the 6.25% Notes to the holders of the Existing HY Notes.

6.25% Senior Notes

On June 19, 2014, the Issuers entered into a Purchase Agreement (the “Purchase Agreement”) with the Initial Purchasers (as defined therein) (the “Initial Purchasers”) pursuant to which the Issuers agreed to sell $375.0 million aggregate principal amount of the Issuers’ 6.25% senior notes due 2022 (the “6.25% Notes”) to the Initial Purchasers in a private placement exempt from the registration requirements under the Securities Act.  The 6.25% Notes were resold by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6.                     Debt (continued)

The Purchase Agreement contained customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the subsidiary guarantors, on one hand, and the Initial Purchasers, on the other, agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.  In addition, the Purchase Agreement required the execution of a registration rights agreement, described below, relating to the 6.25% Notes.

Closing of the offering occurred on June 24, 2014.  The Partnership used the net proceeds from the offering to repay a portion of the borrowings outstanding under its revolving credit facility and to repurchase or exchange all of its $150.0 million of the Existing HY Notes in accordance with the Exchange Rights Agreements, as follows:  the principal amount of $70.0 million of the 8.0% Senior Notes and the principal amount of $80.0 million of the 7.75% Senior Notes, including premium payments but excluding accrued and unpaid interest.  Specifically, the Partnership paid $40.2 million to the holders of the Existing HY Notes and exchanged the remaining $110.0 million of the Existing HY Notes for $116.0 million of the 6.25% Notes.  The additional $6.0 million provided to the holders of the Existing HY Notes as a make-whole provision was treated as a discount to the 6.25% Notes included in senior notes in the accompanying balance sheet at September 30, 2014.

The Partnership accounted for the exchange of $110.0 million of the Existing HY Notes to the 6.25% Notes as a modification of debt rather than an extinguishment of debt in accordance with ASC 70-50, “Modification and Extinguishments,” as the cash flow effect on a present value basis was less than 10% which is not deemed a substantial modification of terms.  As a result of the $40.0 million extinguishment of the remaining principal debt, the Partnership incurred expenses of $1.6 million associated with the write-off of a portion of the original issue discount and deferred financing fees.  These expenses are included in interest expense in the accompanying statement of income for the nine months ended September 30, 2014.

Additionally, as a result of the modification, the pro rata portion of the unamortized original issue discount and deferred financing fees associated with the Existing HY Notes remaining will be amortized over the term of the 6.25% Notes.

Indenture

In connection with the private placement of the 6.25% Notes on June 24, 2014, the Issuers and the subsidiary guarantors and Deutsche Bank Trust Company Americas as trustee, entered into an indenture (the “Indenture”).

The 6.25% Notes mature on July 15, 2022 with interest accruing at a rate of 6.25% per annum and payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2015.  The 6.25% Notes are guaranteed on a joint and several senior unsecured basis by each of the Issuers and the subsidiary guarantors to the extent set forth in the Indenture.  Upon a continuing event of default, the trustee or the holders of at least 25% in principal amount of the 6.25% Notes may declare the 6.25% Notes immediately due and payable, except that an event of default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Partnership, any restricted subsidiary of the Partnership that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Partnership, will automatically cause the 6.25% Notes to become due and payable.

The Issuers have the option to redeem up to 35% of the 6.25% Notes prior to July 15, 2017 at a redemption price (expressed as a percentage of principal amount) of 106.25% plus accrued and unpaid interest, if any.  The Issuers have the option to redeem the 6.25% Notes, in whole or in part, at any time on or after July 15, 2017, at the redemption prices of 104.688% for the twelve-month period beginning on July 15, 2017, 103.125% for the twelve-month period beginning July 15, 2018, 101.563% for the twelve-month period beginning July 15, 2019, and 100.0% beginning on July 15, 2020 and at any time thereafter, together with any accrued and unpaid interest to the date of redemption.  In addition, before July 15, 2017, the Issuers may redeem all or any part of the 6.25% Notes at a redemption price equal to the sum of the principal amount thereof, plus a make whole premium at the redemption date, plus accrued and unpaid interest, if any,

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6.                     Debt (continued)

to the redemption date.  The holders of the notes may require the Issuers to repurchase the 6.25% Notes following certain asset sales or a Change of Control (as defined in the Indenture) at the prices and on the terms specified in the Indenture.

The Indenture contains covenants that will limit the Partnership’s ability to, among other things, incur additional indebtedness and issue preferred securities, make certain dividends and distributions, make certain investments and other restricted payments, restrict distributions by its subsidiaries, create liens, enter into sale-leaseback transactions, sell assets or merge with other entities.  Events of default under the Indenture include (i) a default in payment of principal of, or interest or premium, if any, on, the 6.25% Notes, (ii) breach of the Partnership’s covenants under the Indenture, (iii) certain events of bankruptcy and insolvency, (iv) any payment default or acceleration of indebtedness of the Partnership or certain subsidiaries if the total amount of such indebtedness unpaid or accelerated exceeds $15.0 million and (v) failure to pay within 60 days uninsured final judgments exceeding $15.0 million.

Registration Rights Agreement

On June 24, 2014, the Issuers and the subsidiary guarantors entered into a registration rights agreement (the “Registration Rights Agreement”) with the Initial Purchasers in connection with the Issuers’ private placement of the 6.25% Notes.  Under the Registration Rights Agreement, the Issuers and the subsidiary guarantors have agreed to file and use commercially reasonable efforts to cause to become effective a registration statement relating to an offer to exchange the 6.25% Notes for an issue of SEC-registered notes with terms identical to the 6.25% Notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement) that are registered under the Securities Act so as to permit the exchange offer to be consummated by the 360th day after June 24, 2014.  Under specified circumstances, the Issuers and the subsidiary guarantors have also agreed to use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the 6.25% Notes.  If the exchange offer is not completed on or before the 360th day after June 24, 2014, the annual interest rate borne by the 6.25% Notes will be increased by 1.0% per annum until the exchange offer is completed or the shelf registration statement is declared effective (or automatically becomes effective).

Line of Credit

On December 9, 2013, Basin Transload entered into a line of credit facility which allows for borrowings by Basin Transload of up to $10.0 million on a revolving basis.  The facility matures on December 9, 2014 and had an outstanding balance of $0.7 million and $3.7 million at September 30, 2014 and December 31, 2013, respectively.  The facility is secured by substantially all of the assets of Basin Transload and is not guaranteed by the Partnership or any of its wholly owned subsidiaries.  The Partnership is currently in the process of renewing the line of credit facility for an additional year.

Deferred Financing Fees

The Partnership incurs bank fees related to its Credit Agreement and other financing arrangements.  These deferred financing fees are amortized over the life of the Credit Agreement or other financing arrangements.  The Partnership capitalized additional financing fees of $0 and $5.8 million for the three and nine months ended September 30, 2014, respectively, associated with the issuance of the Partnership’s $375.0 million aggregate principal amount of its 6.25% senior notes due 2022.  Amortization expenses of approximately $1.6 million and $1.7 million for the three months ended September 30, 2014 and 2013, respectively, and $4.2 million and $5.1 million for the nine months ended September 30, 2014 and 2013, respectively, are included in interest expense in the accompanying consolidated statements of income.  Unamortized fees are included in other current assets and other long-term assets.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 7.                     Related Party Transactions

The Partnership is a party to a Second Amended and Restated Terminal Storage Rental and Throughput Agreement, as amended, with Global Petroleum Corp. (“GPC”), an affiliate of the Partnership that is 100% owned by members of the Slifka family.  The agreement, which extends through July 31, 2015 with annual renewal options thereafter, is accounted for as an operating lease.  After July 31, 2015, the agreement continues for successive one year terms unless either party gives notice to terminate at least 90 days prior to the expiration of the then current term.  The expenses under this agreement totaled approximately $2.3 million for each of the three months ended September 30, 2014 and 2013, and $6.9 million and $6.8 million for the nine months ended September 30, 2014 and 2013, respectively.

Pursuant to an Amended and Restated Services Agreement with GPC, GPC provides certain terminal operating management services to the Partnership and uses certain administrative, accounting and information processing services of the Partnership.  The expenses from these services totaled approximately $24,000 for each of the three months ended September 30, 2014 and 2013 and $72,000 for each of the nine months ended September 30, 2014 and 2013.  These charges were recorded in selling, general and administrative expenses in the accompanying consolidated statements of income.  On March 9, 2012, in connection with the Partnership’s acquisition of Alliance, the agreement was amended to include the services provided by GPC to Alliance.  The agreement is for an indefinite term, and either party may terminate its receipt of some or all of the services thereunder upon 180 days’ notice at any time.  As of September 30, 2014, no such notice of termination was given by either party.

In addition, on March 9, 2012, following the closing of the acquisition of Alliance, Global Companies and AE Holdings Corp. (“AE Holdings”) entered into a shared services agreement pursuant to which Global Companies provides AE Holdings with certain tax, accounting, treasury and legal support services for which AE Holdings pays Global Companies $15,000 per year.  The shared services agreement is for an indefinite term and AE Holdings may terminate its receipt of some or all of the services upon 180 days’ notice.  As of September 30, 2014, no such notice of termination was given by AE Holdings.

The General Partner employs all of the Partnership’s employees, except for certain of its gasoline station and convenience store employees and certain union personnel, who are employed by GMG.  The Partnership reimburses the General Partner for expenses incurred in connection with these employees.  These expenses, including payroll, payroll taxes and bonus accruals, were $21.0 million and $13.9 million for the three months ended September 30, 2014 and 2013, respectively, and $57.3 million and $45.0 million for the nine months ended September 30, 2014 and 2013, respectively.  The Partnership also reimburses the General Partner for its contributions under the General Partner’s 401(k) Savings and Profit Sharing Plan and the General Partner’s qualified and non-qualified pension plans.

The table below presents trade receivables with GPC and the Partnership and receivables from the General Partner (in thousands):

	September 30,	December 31,
	2014	2013
Receivables from GPC	$61	$436
Receivables from the General Partner (1)	3,350	968
Total	$3,411	$1,404

(1)         Receivables from the General Partner reflect the Partnership’s prepayment of payroll taxes and payroll accruals to the General Partner.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 8.                     Cash Distributions

The Partnership intends to consider regular cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, capital requirements, financial condition and other factors.  The Credit Agreement prohibits the Partnership from making cash distributions if any potential default or Event of Default, as defined in the Credit Agreement, occurs or would result from the cash distribution.

Within 45 days after the end of each quarter, the Partnership will distribute all of its Available Cash (as defined in its partnership agreement) to unitholders of record on the applicable record date.  The amount of Available Cash is all cash on hand on the date of determination of Available Cash for the quarter; less the amount of cash reserves established by the General Partner to provide for the proper conduct of the Partnership’s business, to comply with applicable law, any of the Partnership’s debt instruments, or other agreements or to provide funds for distributions to unitholders and the General Partner for any one or more of the next four quarters.

The Partnership will make distributions of Available Cash from distributable cash flow for any quarter in the following manner: 99.17% to the common unitholders, pro rata, and 0.83% to the General Partner, until the Partnership distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and thereafter, cash in excess of the minimum quarterly distribution is distributed to the unitholders and the General Partner based on the percentages as provided below.

As holder of the IDRs, the General Partner is entitled to incentive distributions if the amount that the Partnership distributes with respect to any quarter exceeds specified target levels shown below:

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
	Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.4625	99.17%	0.83%
First Target Distribution	$0.4625	99.17%	0.83%
Second Target Distribution	above $0.4625 up to $0.5375	86.17%	13.83%
Third Target Distribution	above $0.5375 up to $0.6625	76.17%	23.83%
Thereafter	above $0.6625	51.17%	48.83%

The Partnership paid the following cash distributions during 2014 (in thousands, except per unit data):

Cash Distribution Payment Date	Per Unit Cash Distribution	Common Units	General Partner	Incentive Distribution	Total Cash Distribution

02/14/14 (1)	$0.6125	$16,802	$140	$932	$17,874
05/15/14 (2)	0.6250	17,145	143	1,035	18,323
08/14/14 (3)	0.6375	17,487	146	1,139	18,772

(1)          This distribution of $0.6125 per unit resulted in the Partnership exceeding its second target level distribution for the fourth quarter of 2013.  As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

(2)          This distribution of $0.6250 per unit resulted in the Partnership exceeding its second target level distribution for the first quarter of 2014.  As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

(3)          This distribution of $0.6375 per unit resulted in the Partnership exceeding its second target level distribution for the second quarter of 2014.  As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

In addition, on October 22, 2014, the board of directors of the General Partner declared a quarterly cash distribution of $0.6525 per unit ($2.61 per unit on an annualized basis) for the period from July 1, 2014 through September 30, 2014.  On November 14, 2014, the Partnership will pay this cash distribution to its common unitholders of record as of the close of business November 5, 2014.  This distribution will result in the Partnership exceeding its second target level distribution for the quarter ended September 30, 2014.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 9.                     Segment Reporting

The Partnership engages in the distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane.  The Partnership also engages in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products.  The Partnership’s operating segments are based upon the revenue sources for which discrete financial information is reviewed by the chief operating decision maker (the “CODM”) and include Wholesale, Gasoline Distribution and Station Operations (“GDSO”) and Commercial.  Each of these operating segments generates revenues and incurs expenses and is evaluated for operating performance on a regular basis.

These operating segments are also the Partnership’s reporting segments based on the way the CODM manages the business and on the similarity of customers and expected long-term financial performance of each segment.  For the three and nine months ended September 30, 2014 and 2013, the Commercial operating segment did not meet the quantitative metrics for disclosure as a reportable segment on a stand-alone basis as defined in accounting guidance related to segment reporting.  However, the Partnership has elected to present segment disclosures for the Commercial operating segment as management believes such disclosures are meaningful to the user of the Partnership’s financial information.  The accounting policies of the segments are the same as those described in Note 2, “Summary of Significant Accounting Policies,” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013.

In the Wholesale reporting segment, the Partnership sells unbranded gasoline (including gasoline blendstocks such as ethanol and naphtha) and diesel to unbranded gasoline customers and other resellers of transportation fuels.  The Partnership sells home heating oil, diesel, kerosene, residual oil and propane to home heating oil and propane retailers and wholesale distributors.  The Partnership also sells and transports crude oil to refiners.  Generally, customers use their own vehicles or contract carriers to take delivery of the gasoline and distillate products at bulk terminals and inland storage facilities that the Partnership owns or controls or with which it has throughput or exchange arrangements.  Crude oil is aggregated by truck or pipeline in the mid-continent, transported on land by train and shipped to refineries on the East Coast and West Coast in barges.  Additionally, ethanol is shipped primarily by rail and by barge.  The results of Basin Transload and Cascade Kelly, both acquired in February 2013 (see Note 2), are included in the Wholesale segment.

In the GDSO reporting segment, the Partnership sells branded and unbranded gasoline to gasoline stations and other sub-jobbers.  This segment also includes gasoline, convenience store, car wash and other ancillary sales at the Partnership’s directly operated stores, as well as rental income from dealer leased or commission agent leased gasoline stations.

The Commercial segment includes sales and deliveries to end user customers in the public sector and to large commercial and industrial end users of unbranded gasoline, home heating oil, diesel, kerosene, residual oil, renewable fuels and natural gas.  In the case of commercial and industrial end user customers, the Partnership sells products primarily either through a competitive bidding process or through contracts of various terms.  The Commercial segment also includes sales of custom blended fuels delivered by barges or from a terminal dock to ships through bunkering activity.

Commercial segment end user customers include federal and state agencies, municipalities, large industrial companies, many autonomous authorities such as transportation authorities and water resource authorities, colleges and universities and a group of small utilities.  In the Commercial segment, the Partnership generally arranges the delivery of the product to the customer’s designated location.  The Partnership typically hires third-party common carriers to deliver the product.

The Partnership evaluates segment performance based on product margins before allocations of corporate and indirect operating costs, depreciation, amortization (including non-cash charges) and interest.  Based on the way the CODM manages the business, it is not reasonably possible for the Partnership to allocate the components of operating costs and expenses among the reportable segments.  There were no intersegment sales for any of the years presented below.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 9.                     Segment Reporting (continued)

Summarized financial information for the Partnership’s reportable segments is presented in the table below (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Wholesale Segment (1):
Sales
Gasoline and gasoline blendstocks	$1,692,757	$1,981,536	$5,841,042	$6,142,691
Crude oil (2)	621,392	768,150	1,855,661	2,805,504
Other oils and related products (3)	600,890	558,224	2,601,941	2,546,711
Total	$2,915,039	$3,307,910	$10,298,644	$11,494,906
Product margin
Gasoline and gasoline blendstocks	$25,370	$21,854	$70,959	$4,786
Crude oil (2)	44,670	24,621	98,256	70,503
Other oils and related products (3)	14,821	17,592	57,964	45,263
Total (4)	$84,861	$64,067	$227,179	$120,552
Gasoline Distribution and Station Operations Segment:
Sales
Gasoline	$877,021	$870,689	$2,538,127	$2,449,400
Station operations (5)	47,757	40,970	124,921	109,891
Total	$924,778	$911,659	$2,663,048	$2,559,291
Product margin
Gasoline	$54,306	$43,443	$126,629	$110,533
Station operations (5)	25,905	21,287	68,609	59,062
Total	$80,211	$64,730	$195,238	$169,595
Commercial Segment:
Sales	$210,641	$213,857	$775,314	$740,175
Product margin	$5,234	$4,745	$23,295	$21,340
Combined sales and Product margin:
Sales	$4,050,458	$4,433,426	$13,737,006	$14,794,372
Product margin (4)(6)	$170,306	$133,542	$445,712	$311,487
Depreciation allocated to cost of sales	(14,871)	(15,449)	(44,628)	(40,525)
Combined gross profit (1)	$155,435	$118,093	$401,084	$270,962

(1)          Segment reporting results for the prior period have been reclassified to conform to the Partnership’s current presentation.

(2)          Crude oil consists of the Partnership’s crude oil sales and revenue from its logistics activities and includes the February 2013 acquisitions of Basin Transload and Cascade Kelly.  As the Basin Transload and Cascade Kelly assets were not in place for a portion of the nine months ended September 30, 2013, the above results are not directly comparable for periods prior to February 2013.

(3)          Other oils and related products primarily consist of distillates, residual oil and propane.

(4)          For the nine months ended September 30, 2014 and 2013, amounts include a $6.2 million decrease and a $6.6 million increase, respectively, in the mark to market loss related to RIN forward commitments and a $12.4 million decrease and a $22.6 million increase, respectively, in the mark to market value of the renewable volume obligation (“RVO”) deficiency.

(5)          Station operations primarily consist of convenience store sales at the Partnership’s directly operated stores and rental income from dealer leased or commission agent leased gasoline stations.

(6)          Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess the Partnership’s business.  The table above includes a reconciliation of product margin on a combined basis to gross profit, a directly comparable GAAP measure.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 9.                     Segment Reporting (continued)

A reconciliation of the totals reported for the reportable segments to the applicable line items in the consolidated financial statements is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Combined gross profit (1)	$155,435	$118,093	$401,084	$270,962
Operating costs and expenses not allocated to operating segments:
Selling, general and administrative expenses	41,408	27,889	110,379	79,232
Operating expenses	53,315	46,713	152,296	137,420
Amortization expense	4,522	4,773	13,574	13,321
Total operating costs and expenses	99,245	79,375	276,249	229,973
Operating income (1)	56,190	38,718	124,835	40,989
Interest expense	(12,324)	(10,855)	(35,677)	(32,113)
Income tax expense	(244)	(2,727)	(660)	(852)
Net income (1)	43,622	25,136	88,498	8,024
Net (income) loss attributable to noncontrolling interest	(1,114)	679	(1,699)	549
Net income attributable to Global Partners LP (1)	$42,508	$25,815	$86,799	$8,573

(1)          For the nine months ended September 30, 2014 and 2013, amounts include a $6.2 million decrease and a $6.6 million increase, respectively, in the mark to market loss related to RIN forward commitments and a $12.4 million decrease and a $22.6 million increase, respectively, in the mark to market value of the RVO deficiency.

The Partnership’s foreign assets and foreign sales were immaterial as of and for the three and nine months ended September 30, 2014 and 2013.

Segment Assets

In February 2013, the Partnership acquired transloading facilities and other assets from Basin Transload and Cascade Kelly which have been allocated to the Wholesale segment.  The Partnership acquired retail gasoline stations from Alliance in March 2012 and ExxonMobil in September 2010 which have been allocated to the GDSO segment.

Due to the commingled nature and uses of the remainder of the Partnership’s assets, it is not reasonably possible for the Partnership to allocate these assets among its reportable segments.

The table below presents total assets by reportable segment at September 30, 2014 and December 31, 2013 (in thousands):

	Wholesale	Commercial	GDSO	Unallocated (1)	Total
September 30, 2014	$1,091,887	$—	$651,553	$434,254	$2,177,694
December 31, 3013	$1,214,591	$—	$648,629	$564,702	$2,427,922

(1)         Includes 40% owned by the noncontrolling interest at Basin Transload.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 10.              Property and Equipment

Property and equipment consisted of the following (in thousands):

	September 30,	December 31,
	2014	2013
Buildings and improvements	$653,547	$601,900
Land	289,559	287,044
Fixtures and equipment	25,181	19,890
Construction in process	61,654	59,277
Capitalized internal use software	7,530	5,847
Total property and equipment	1,037,471	973,958
Less accumulated depreciation	(213,888)	(170,322)
Total	$823,583	$803,636

At September 30, 2014, construction in process includes $30.5 million related to the Partnership’s ethanol plant acquired from Cascade Kelly.  Due to the nature of certain assets acquired from Cascade Kelly which are currently idle, the Partnership intends to make the capital improvements necessary to place the ethanol plant into service and expects the plant to be operational by 2016; therefore, as of September 30, 2014, the recorded value of the ethanol plant is included in construction in process.  After the plant has been successfully placed into service, depreciation will commence.

The Partnership evaluates its assets for impairment on a quarterly basis.  No impairments were required for the three and nine months ended September 30, 2014.

Note 11.              Environmental Liabilities, Asset Retirement Obligations and Renewable Identification Numbers (RINs)

Environmental Liabilities

The Partnership owns or leases properties where refined petroleum products, renewable fuels and crude oil are being or may have been handled.  These properties and the refined petroleum products, renewable fuels and crude oil handled thereon may be subject to federal and state environmental laws and regulations.  Under such laws and regulations, the Partnership could be required to remove or remediate containerized hazardous liquids or associated generated wastes (including wastes disposed of or abandoned by prior owners or operators), to clean up contaminated property arising from the release of liquids or wastes into the environment, including contaminated groundwater, or to implement best management practices to prevent future contamination.

The Partnership maintains insurance of various types with varying levels of coverage that it considers adequate under the circumstances to cover its operations and properties.  The insurance policies are subject to deductibles that the Partnership considers reasonable and not excessive.  In addition, the Partnership has entered into indemnification agreements with various sellers in conjunction with several of its acquisitions.  Allocation of environmental liability is an issue negotiated in connection with each of the Partnership’s acquisition transactions.  In each case, the Partnership makes an assessment of potential environmental liability exposure based on available information.  Based on that assessment and relevant economic and risk factors, the Partnership determines whether to, and the extent to which it will, assume liability for existing environmental conditions.

In connection with the December 2012 acquisition of six New England gasoline stations from Mutual Oil, the Partnership assumed certain environmental liabilities, including certain ongoing remediation efforts.  As a result, the Partnership recorded, on an undiscounted basis, a total environmental liability of approximately $0.6 million.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 11.                          Environmental Liabilities, Asset Retirement Obligations and Renewable Identification Numbers (RINs) (continued)

In connection with the March 2012 acquisition of Alliance, the Partnership assumed Alliance’s environmental liabilities, including ongoing environmental remediation at certain of the retail stations owned by Alliance and future remediation activities required by applicable federal, state or local law or regulation.  Remedial action plans are in place, as may be applicable with the state agencies regulating such ongoing remediation.  Based on reports from environmental engineers, the Partnership’s estimated cost of the ongoing environmental remediation for which Alliance was responsible and future remediation activities required by applicable federal, state or local law or regulation is estimated to be approximately $16.1 million to be expended over an extended period of time.  Certain environmental remediation obligations at the retail stations acquired by Alliance from ExxonMobil in 2011 are being funded by a third party who assumed the liability in connection with the Alliance/ExxonMobil transaction in 2011 and, therefore, cost estimates for such obligations at these stations are not included in this estimate.  As a result, the Partnership recorded, on an undiscounted basis, total environmental liabilities of approximately $16.1 million.

In connection with the September 2010 acquisition of retail gasoline stations from ExxonMobil, the Partnership assumed certain environmental liabilities, including ongoing environmental remediation at and monitoring activities at certain of the acquired sites and future remediation activities required by applicable federal, state or local law or regulation.  Remedial action plans are in place with the applicable state regulatory agencies for the majority of these locations, including plans for soil and groundwater treatment systems at certain sites. Based on consultations with environmental engineers, the Partnership’s estimated cost of the remediation is expected to be approximately $30.0 million to be expended over an extended period of time.  As a result, the Partnership recorded, on an undiscounted basis, total environmental liabilities of approximately $30.0 million.

In connection with the June 2010 acquisition of three refined petroleum products terminals in Newburgh, New York, the Partnership assumed certain environmental liabilities, including certain ongoing remediation efforts.  As a result, the Partnership recorded, on an undiscounted basis, a total environmental liability of approximately $1.5 million.

In connection with the November 2007 acquisition of ExxonMobil’s Glenwood Landing and Inwood, New York terminals, the Partnership assumed certain environmental liabilities, including the remediation obligations under remedial action plans submitted by ExxonMobil to and approved by the New York Department of Environmental Conservation (“NYDEC”) with respect to both terminals.  As a result, the Partnership recorded, on an undiscounted basis, total environmental liabilities of approximately $1.2 million.

In connection with the May 2007 acquisition of ExxonMobil’s Albany and Newburgh, New York and Burlington, Vermont terminals, the Partnership assumed certain environmental liabilities, including the remediation obligations under a proposed remedial action plan submitted by ExxonMobil to NYDEC with respect to the Albany, New York terminal.  As a result, the Partnership recorded, on an undiscounted basis, total environmental liabilities of approximately $8.0 million.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 11.                          Environmental Liabilities, Asset Retirement Obligations and Renewable Identification Numbers (RINs) (continued)

The following table presents a summary roll forward of the Partnership’s environmental liabilities at September 30, 2014 (in thousands):

	Balance at				Balance at
	December 31,	Payments in	Dispositions	Other	September 30,
Environmental Liability Related to:	2013	2014	2014	Adjustments	2014
ExxonMobil Gasoline Stations	$24,745	$(363)	$(159)	$(390)	$23,833
Alliance Gasoline Stations	13,921	(278)	—	2	13,645
Mutual Oil	625	(40)	—	—	585
Newburgh	1,500	—	—	—	1,500
Glenwood Landing and Inwood	301	(50)	—	—	251
Albany	47	(8)	—	—	39
Total environmental liabilities	$41,139	$(739)	$(159)	$(388)	$39,853

Current portion	$3,377				$3,320
Long-term portion	37,762				36,533
Total environmental liabilities	$41,139				$39,853

The Partnership’s estimates used in these environmental liabilities are based on all known facts at the time and its assessment of the ultimate remedial action outcomes.  Among the many uncertainties that impact the Partnership’s estimates are the necessary regulatory approvals for, and potential modification of, its remediation plans, the amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment, relief of obligations through divestures of sites and the possibility of existing legal claims giving rise to additional claims.  Dispositions generally represent relief of legal obligations through the sale of the related property.  Other adjustments generally represent changes in estimates for existing obligations or obligations associated with new sites.  Therefore, although the Partnership believes that these environmental liabilities are adequate, no assurances can be made that any costs incurred in excess of these environmental liabilities or outside of indemnifications or not otherwise covered by insurance would not have a material adverse effect on the Partnership’s financial condition, results of operations or cash flows.

Asset Retirement Obligations

The Partnership is required to account for the legal obligations associated with the long-lived assets that result from the acquisition, construction, development or operation of long-lived assets.  Such asset retirement obligations specifically pertain to the treatment of underground gasoline storage tanks (“USTs”) that exist in those U.S. states which statutorily require removal of the USTs at a certain point in time.  Specifically, the Partnership’s retirement obligations consist of the estimated costs of removal and disposals of USTs in specific states.

The fair value of a liability for an asset retirement obligation is recognized in the year in which it is incurred.  The associated asset retirement costs are capitalized as part of the carrying cost of the asset.  The Partnership had approximately $2.3 million and $2.1 million in total asset retirement obligations at September 30, 2014 and December 31, 2013, respectively, which are included in other long-term liabilities in the accompanying balance sheets.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 11.                          Environmental Liabilities, Asset Retirement Obligations and Renewable Identification Numbers (RINs) (continued)

Renewable Identification Numbers (RINs)

A Renewable Identification Number (“RIN”) is a serial number assigned to a batch of biofuel for the purpose of tracking its production, use, and trading as required by the Environmental Protection Agency’s (“EPA”) Renewable Fuel Standard that originated with the Energy Policy Act of 2005.  To evidence that the required volume of renewable fuel is blended with gasoline, obligated parties must retire sufficient RINs to cover their Renewable Volume Obligation (“RVO”).  The Partnership’s EPA obligations relative to renewable fuel reporting are largely limited to the foreign gasoline that the Partnership may choose to import.  As a wholesaler of transportation fuels through its terminals, the Partnership separates RINs from renewable fuel through blending with gasoline and can use those separated RINs to settle its RVO.  While the annual compliance period for the RVO is a calendar year, the settlement of the RVO can occur, under certain deferral elections, more than one year after the close of the compliance period.

The Partnership’s Wholesale segment’s operating results are sensitive to the timing associated with its RIN position relative to its RVO at a point in time, and the Partnership may recognize a mark-to-market liability for a shortfall in RINs at the end of each reporting period.  To the extent the Partnership does not have a sufficient number of RINs to satisfy the RVO as of the balance sheet date, the Partnership charges cost of sales for such deficiency based on the market price of the RINs as of the balance sheet date and records a liability representing the Partnership’s obligation to purchase RINs.  The Partnership’s RVO deficiency was $0.6 million and $13.1 million at September 30, 2014 and December 31, 2013, respectively.

The Partnership may enter into RIN forward purchase and sales commitments.  These contracts are valued at the end of each quarter based on the then RIN spot rate.  Total losses from firm non-cancellable commitments at September 30, 2014 were immaterial.  The Partnership accrued for losses of these firm non-cancellable commitments of approximately $6.2 million at December 31, 2013.

Note 12.              Long-Term Incentive Plan

The General Partner has a Long-Term Incentive Plan (“LTIP”) whereby 564,242 common units were initially authorized for issuance.  On June 22, 2012, the Partnership’s common unitholders approved an amendment and restatement of the LTIP (the “Restated LTIP”).  The Restated LTIP: (i) increases the number of common units available for delivery with respect to awards under the LTIP so that, effective June 22, 2012 a total of 4,300,000 common units are available for delivery with respect to awards under the Restated LTIP, (ii) adds a prohibition on repricing of unit options and unit appreciation rights without approval of the Partnership’s unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions, (iii) adds a prohibition on granting unit options or unit appreciation rights with an exercise price less than the fair market value of a common unit on the grant date (other than “substitute awards” granted in substitution for similar awards held by individuals who become employees, consultants and directors of the Partnership or one of its affiliates as a result of a merger, consolidation or acquisition by the Partnership or its affiliate of another entity or the assets of another entity), (iv) permits the granting of fully-vested common units and (v) incorporates certain other non-material ministerial changes.  Any units delivered pursuant to an award under the Restated LTIP may be acquired in the open market, issued by the Partnership, or any combination of the foregoing.  The Restated LTIP provides for awards to employees, consultants and directors of the General Partner and employees and consultants of affiliates of the Partnership who perform services for the Partnership.  The Restated LTIP allows for the award of options, unit appreciation rights, restricted units, phantom units, distribution equivalent rights, unit awards and substitute awards.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 12.                          Long-Term Incentive Plan (continued)

Pursuant to the Restated LTIP, the Compensation Committee of the board of directors of the General Partner (“the Committee”) has established a “CEO Authorized LTIP” program pursuant to which the Chief Executive Officer (“CEO”) may grant awards of phantom units without distribution equivalent rights to employees of the General Partner and the Partnership’s subsidiaries who are employed within the United States, other than named executive officers.  The CEO Authorized LTIP program was approved for three consecutive calendar years commencing January 1, 2014, subject to modification or earlier termination by the Committee.  During each calendar year of the program, the CEO is authorized to grant awards of up to an aggregate amount of $2.0 million of phantom units payable in common units upon vesting, and no individual grant may be made for an award valued at the time of grant of more than $550,000, unless otherwise previously approved by the Committee.  Awards granted pursuant to the CEO Authorized LTIP would be for a term of six years and vest in equal tranches at the end of each of the fourth, fifth and sixth anniversary dates of the particular award.

Phantom Unit Awards

On June 27, 2013, the Committee granted a total of 498,112 phantom units under the Restated LTIP to certain employees and non-employee directors of the General Partner.  In connection with the awards, grantees who are employees entered into various forms of a Confidentiality, Non-Solicitation, and Non-Competition Agreement with the General Partner.  The Partnership currently intends and reasonably expects to issue and deliver the common units upon vesting.

The awards granted to employees, with one exception, will vest on a cumulative basis as follows, subject to continued employment: 33 1/3% on July 1, 2017, 66 2/3% on July 1, 2018 and 100% on July 1, 2019.  The phantom unit award to one employee will vest on a cumulative basis as follows, subject to continued employment: 33 1/3% on December 31, 2014, 66 2/3% on December 31, 2015 and 100% on December 31, 2016.  The awards granted to the non-employee directors will vest on a cumulative basis as follows: 33 1/3% on December 31, 2014, 66 2/3% on December 31, 2015 and 100% on December 31, 2016.

Accounting guidance for share-based compensation requires that a non-vested equity share unit awarded to an employee is to be measured at its fair value as if it were vested and issued on the grant date.  The fair value of the award at the June 27, 2013 grant date approximated the fair value of the Partnership’s common unit at that date.

Compensation cost for an award of share-based employee compensation classified as equity, as is the case of the Partnership’s award, is recognized over the requisite service period.  The requisite service period for the Partnership is from June 27, 2013, the grant date, through the vesting dates described above.  The Partnership will recognize as compensation expense for the awards granted to employees and non-employee directors the value of the portion of the award that is ultimately expected to vest over the requisite service period on a straight-line basis.  In accordance with the guidance issued for share-based compensation, the Partnership estimated forfeitures at the time of grant.  Such estimates, which were based on the Partnership’s service history, will be revised, if necessary, in subsequent periods if actual forfeitures differ from estimates.  The Partnership recorded compensation expense related to these awards of approximately $0.9 million for each of the three months ended September 30, 2014 and 2013 and $2.6 million and $0.9 million for the nine months ended September 30, 2014 and 2013, respectively, which is included in selling, general and administrative expenses in the accompanying consolidated statement of income.  The total compensation cost related to the non-vested awards not yet recognized at September 30, 2014 was approximately $15.3 million and is expected to be recognized ratably over the remaining requisite service period.

On August 8, 2014, the CEO granted a total of 29,787 phantom units under the CEO Authorized LTIP to certain employees.  The Partnership currently intends and reasonably expects to issue and deliver the common units upon vesting.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 12.                          Long-Term Incentive Plan (continued)

The Partnership recorded compensation expense related to these awards of approximately $33,000 for the three and nine months ended September 30, 2014, which is included in selling, general and administrative expenses in the accompanying consolidated statement of income.  The total compensation cost related to the non-vested awards not yet recognized at September 30, 2014 was approximately $1.1 million and is expected to be recognized ratably over the remaining requisite service period.

Repurchase Program

In May 2009, the board of directors of the General Partner authorized the repurchase of the Partnership’s common units (the “Repurchase Program”) for the purpose of meeting the General Partner’s anticipated obligations to deliver common units under the LTIP and meeting the General Partner’s obligations under existing employment agreements and other employment related obligations of the General Partner (collectively, the “General Partner’s Obligations”).  The General Partner is currently authorized to acquire up to 742,427 of its common units in the aggregate over an extended period of time, consistent with the General Partner’s Obligations.  Common units of the Partnership may be repurchased from time to time in open market transactions, including block purchases, or in privately negotiated transactions.  Such authorized unit repurchases may be modified, suspended or terminated at any time, and are subject to price, economic and market conditions, applicable legal requirements and available liquidity.  Since the Repurchase Program was implemented, the General Partner repurchased 604,724 common units pursuant to the Repurchase Program for approximately $16.7 million, of which approximately $4.4 million was purchased in 2014.

Common units outstanding as reported in the accompanying consolidated financial statements at September 30, 2014 and December 31, 2013 excluded 279,125 and 169,816 common units, respectively, held on behalf of the Partnership pursuant to its Repurchase Program and for future satisfaction of the General Partner’s Obligations.

Note 13.                          Fair Value Measurements

Certain of the Partnership’s assets and liabilities are measured at fair value.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

The FASB established a fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following three levels:

Level 1	—	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2	—

Inputs other than the quoted prices in active markets that are observable for assets or liabilities, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in inactive markets.

Level 3	—	Unobservable inputs based on the entity’s own assumptions.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 13.              Fair Value Measurements (continued)

The following table presents those financial assets and financial liabilities measured at fair value on a recurring basis as of September 30, 2014 and December 31, 2013 (in thousands):

	Fair Value as of September 30, 2014				Fair Value as of December 31, 2013
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets:
Hedged inventories	$184,016	$—	$184,016	$—	$452,302	$—	$452,302	$—
Fair value of forward fixed price contracts	57,121	—	43,656	13,465	46,007	—	31,931	14,076
Swap agreements and options	—	—	—	—	116	74	42	—
Interest rate cap	—	—	—	—	25	—	25	—
Broker margin deposits	10,792	10,792	—	—	21,792	21,792	—	—
Pension plan	17,531	17,531	—	—	18,267	18,267	—	—
Total	$269,460	$28,323	$227,672	$13,465	$538,509	$40,133	$484,300	$14,076

Liabilities:
Obligations on forward fixed price contracts	$(55,754)	$—	$(23,909)	$(31,845)	$(38,197)	$—	$(33,014)	$(5,183)
Mark to market loss related to RIN forward commitments	—	—	—	—	(6,166)	—	(6,166)	—
Swap agreements and option contracts	(778)	—	(778)	—	(108)	(74)	(34)	—
Foreign currency derivatives	—	—	—	—	(16)	—	(16)	—
Interest rate swaps	(6,927)	—	(6,927)	—	(9,462)	—	(9,462)	—
Total liabilities	$(63,459)	$—	$(31,614)	$(31,845)	$(53,949)	$(74)	$(48,692)	$(5,183)

This table excludes cash on hand and assets and liabilities that are measured at historical cost or any basis other than fair value.  The carrying amounts of certain of the Partnership’s financial instruments, including cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities.  The carrying value of the Partnership’s credit facilities approximate fair value due to the variable rate nature of these financial instruments.  The fair values of the derivatives used by the Partnership are disclosed in Note 5.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 13.              Fair Value Measurements (continued)

The majority of the Partnership’s derivatives outstanding are reported at fair value based market quotes that are deemed to be observable inputs in an active market for similar assets and liabilities and are considered Level 2 inputs for purposes of fair value disclosures.  Specifically, the fair values of the Partnership’s financial assets and financial liabilities provided above were derived from NYMEX and New York Harbor quotes for the Partnership’s hedged inventories, forward fixed price contracts, swap agreements and option contracts and from the LIBOR rates for the Partnership’s interest rate swaps and interest rate cap.  The fair value of the foreign currency derivatives and the mark to market loss related to RIN forward commitments are based on broker price quotations.  The Partnership has not changed its valuation techniques or Level 2 inputs during the three and nine months ended September 30, 2014.

The fair value for the Partnership’s forward fixed price contracts related to crude oil are derived from a combination of quoted NYMEX market commodity prices as well as significant unobservable inputs (Level 3), including internally developed assumptions where there is little, if any, market activity.  The unobservable inputs used in the measurement of the Partnership’s forward fixed price contracts include estimates for location basis, transportation and throughput costs net of an estimated margin for current market participants.  Gains and losses recognized in earnings (or changes in net assets) are disclosed in Note 5.

The following table presents a summary of the changes in fair value of the Partnership’s Level 3 financial assets and liabilities at September 30, 2014:

Fair value at December 31, 2013	$8,893
Change in fair value recorded in Cost of Sales	(27,273)
Fair value at September 30, 2014	$(18,380)

During the three months ended September 30, 2014, the Partnership made certain revisions to the unobservable valuation inputs for forward fixed price contracts related to crude oil.  Specifically, the Partnership made revisions to the computation of location basis and the estimated logistics margin in order to provide a more representative fair value measurement for these contracts.  The net impact of these revisions in the three and nine months ended September 30, 2014 was immaterial.

The fair values of the Partnership’s pension plan assets at September 30, 2014 and December 31, 2013 were determined by Level 1 inputs which principally consist of quoted prices in active markets for identical assets.  The plan assets primarily consisted of fixed income securities, equity securities and cash and cash equivalents.

For assets and liabilities measured on a non-recurring basis during the period, accounting guidance requires quantitative disclosures about the fair value measurements separately for each major category.

Financial Instruments

The fair value of the Partnership’s financial instruments approximated the carrying value as of September 30, 2014 and December 31, 2013, in each case due to the short-term nature and the variable interest rate of the financial instruments.

Note 14.              Income Taxes

Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships are, as a general rule, taxed as corporations.  However, an exception, referred to as the “Qualifying Income Exception,” exists under Section 7704(c) with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.”  Qualifying income includes income and gains derived from the transportation, storage and marketing of refined petroleum products and crude oil to resellers and refiners.  Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 14.              Income Taxes (continued)

Substantially all of the Partnership’s income is “qualifying income” for federal income tax purposes and, therefore, is not subject to federal income taxes at the partnership level.  Accordingly, no provision has been made for income taxes on the qualifying income in the Partnership’s financial statements.  Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership’s agreement of limited partnership.  Individual unitholders have different investment basis depending upon the timing and price at which they acquired their common units.  Further, each unitholder’s tax accounting, which is partially dependent upon the unitholder’s tax position, differs from the accounting followed in the Partnership’s consolidated financial statements.  Accordingly, the aggregate difference in the basis of the Partnership’s net assets for financial and tax reporting purposes cannot be readily determined because information regarding each unitholder’s tax attributes in the Partnership is not available to the Partnership.

One of the Partnership’s wholly owned subsidiaries, GMG, is a taxable entity for federal and state income tax purposes.  Current and deferred income taxes are recognized on the separate earnings of GMG.  The after-tax earnings of GMG are included in the earnings of the Partnership.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes for GMG.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The Partnership calculates its current and deferred tax provision based on estimates and assumptions that could differ from actual results reflected in income tax returns filed in subsequent years.  Adjustments based on filed returns are recorded when identified.

The Partnership recognizes deferred tax assets to the extent that the recoverability of these assets satisfies the “more likely than not” recognition criteria in accordance with the accounting guidance regarding income taxes.  Based upon projections of future taxable income, the Partnership believes that the recorded deferred tax assets will be realized.

Note 15.              Legal Proceedings

General

Although the Partnership may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business, the Partnership does not believe that it is a party to any litigation that will have a material adverse impact on its financial condition or results of operations.  Except as described below and in Note 11 included herein, the Partnership is not aware of any significant legal or governmental proceedings against it, or contemplated to be brought against it.  The Partnership maintains insurance policies with insurers in amounts and with coverage and deductibles as its general partner believes are reasonable and prudent.  However, the Partnership can provide no assurance that this insurance will be adequate to protect it from all material expenses related to potential future claims or that these levels of insurance will be available in the future at economically acceptable prices.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 15.              Legal Proceedings (continued)

Other

On July 2, 2014, a lawsuit was filed by the Northwest Environmental Defense Center and other environmental non-government organizations (the “Plaintiffs”) against the Partnership and Cascade Kelly alleging violations of the Clean Air Act.  The suit, filed in the United States District Court for the district of Oregon, alleges that Cascade Kelly is operating without the proper permit under the applicable rules.  The lawsuit seeks penalties, injunctive relief and reimbursement of attorneys’ fees.  The Partnership has meritorious defenses to the lawsuit and will vigorously contest the actions taken by the Plaintiffs.

On May 16, 2014, the Partnership received a subpoena from the SEC requesting information for relevant time periods primarily relating to the Partnership’s accounting for Renewable Identification Numbers and the recent restatement of its consolidated financial statements as of and for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.  The Partnership intends to continue to cooperate fully with, and has produced responsive materials to, the SEC.

On December 30, 2013, the Oregon Department of Environmental Quality (“ODEQ”) unilaterally modified (the “Modification”) an air emissions permit held by the Partnership’s subsidiary, Cascade Kelly, which covers both the production of ethanol and transshipping of crude oil by the Partnership’s bio-refinery in Clatskanie, Oregon (the “Existing Permit”).  This Modification proposed to limit the number of trains carrying crude oil that the bio-refinery can receive as part of the Partnership’s transloading operations.  The Partnership submitted a request for a hearing to contest the Modification, which allows the Existing Permit to remain in effect pending this appeal.  The Administrative Law Judge set a hearing for January 14, 2015.  The Partnership also received a Pre- Enforcement Notice (“PEN”) letter dated January 10, 2014 from ODEQ claiming that the Partnership is in violation of the Existing Permit and informing it that ODEQ is considering a possible notice of violation and penalty assessment.  In summary, the PEN asserts that the Partnership may have received, and may be receiving, more crude oil than the Existing Permit allows.  On March 27, 2014, ODEQ issued the Partnership a civil penalty assessment (“CPA”) of $117,292.  The Partnership has meritorious defenses to the Modification, the allegations in the PEN and the CPA and will vigorously contest any actions that may be taken by ODEQ with respect to the foregoing.

Separately, in August 2013, the Partnership submitted an application to ODEQ for a separate air emissions permit covering the transloading of crude oil by the bio-refinery (the “New Permit”).  On August 17, 2014, ODEQ issued the New Permit to Cascade Kelly authorizing the storage and transloading of up to 1.8 billion gallons of crude oil or ethanol.  The issuance of the New Permit effectively moots potential operational interference related to ODEQ’s concerns regarding the Existing Permit as noted above.

The Partnership received from the EPA, by letters dated November 2, 2011 and March 29, 2012, reporting requirements and testing orders (collectively, the “Requests for Information”) for information under the Clean Air Act.  The Requests for Information are part of an EPA investigation to determine whether the Partnership has violated sections of the Clean Air Act at certain of its terminal locations in New England with respect to residual oil and asphalt.  On June 6, 2014, a Notice of Violation was received from the EPA, alleging certain violations of its Air Emissions License issued by the Maine Department of Environmental Protection, based upon the test results at the South Portland, Maine terminal.  The Partnership is engaged in discussions with the EPA with respect to the alleged violations.  The Partnership does not believe that a material violation has occurred nor does the Partnership believe any adverse determination in connection with the Notice of Violation would have a material impact on its operations.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 16.              Changes in Accumulated Other Comprehensive Loss

The following table presents the changes in accumulated other comprehensive loss by component for the three and nine months ended September 30, 2014 (in thousands):

Three Months Ended September 30, 2014	Pension Plan	Derivatives	Total
Balance at June 30, 2014	$(720)	$(9,985)	$(10,705)
Other comprehensive income before reclassifications of gain (loss)	(467)	1,929	1,462
Amount of gain (loss) reclassified from accumulated other comprehensive income	(128)	—	(128)
Total comprehensive income	(595)	1,929	1,334
Balance at September 30, 2014	$(1,315)	$(8,056)	$(9,371)

Nine Months Ended September 30, 2014	Pension Plan	Derivatives	Total
Balance at December 31, 2013	$(454)	$(10,856)	$(11,310)
Other comprehensive income before reclassifications of gain (loss)	(477)	2,800	2,323
Amount of gain (loss) reclassified from accumulated other comprehensive income	(384)	—	(384)
Total comprehensive income	(861)	2,800	1,939
Balance at September 30, 2014	$(1,315)	$(8,056)	$(9,371)

Amounts are presented prior to the income tax effect on other comprehensive income.  Given the Partnership’s master limited partnership status, the effective tax rate is immaterial.

Note 17.              New Accounting Standards

Accounting Standards or Updates Recently Adopted

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exist.”  ASU 2013-11 amends the presentation requirements of ASC 740, “Income Taxes,” and requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward.  To the extent the tax benefit is not available at the reporting date under the governing tax law or if the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented as a liability and not combined with deferred tax assets.  The amendments are to be applied to all unrecognized tax benefits that exist as of the effective date and may be applied retrospectively to each prior reporting period presented.  The Partnership adopted this guidance on January 1, 2014 which did not have a material impact on the Partnership’s financial position, results of operations or cash flows as the Partnership’s current practice is consistent with this standard.

Accounting Standards or Updates Not Yet Effective

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” that introduces a new five-step revenue recognition model in which an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This standard also requires disclosures sufficient to enable users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative disclosures about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.  This standard is effective for fiscal years beginning after December 15, 2016.  The Partnership is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 17.              New Accounting Standards (continued)

In April 2014, the FASB issued ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” which includes amendments that change the requirements for reporting discontinued operations and require additional disclosures about discontinued operations.  Under the new guidance, only disposals representing a strategic shift in operations that has a major effect on the entity’s operations and financial results should be presented as discontinued operations.  Additionally, this standard requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income and expenses of discontinued operations.  This standard is effective prospectively for fiscal years beginning after December 15, 2014, with early adoption permitted.  The Partnership does not expect the adoption of this standard to have material impact on its consolidated financial statements, but will impact the reporting of any future dispositions.

The Partnership has evaluated the accounting guidance recently issued and has determined that there are no other standards or updates that will have a material impact on its financial position, results of operations or cash flows.

Note 18.              Subsequent Events

On October 22, 2014, the board of directors of the General Partner declared a quarterly cash distribution of $0.6525 per unit ($2.61 per unit on an annualized basis) for the period from July 1, 2014 through September 30, 2014.  On November 14, 2014, the Partnership will pay this cash distribution to its common unitholders of record as of the close of business November 5, 2014.

On October 3, 2014, GMG, as Buyer and the Partnership, as Buyer Guarantor, entered into the Stock Purchase Agreement with Warren, as the Company, and The Warren Alpert Foundation, as Seller.  Under the terms of the Stock Purchase Agreement, GMG will acquire 100% of the equity interests in Warren from The Warren Alpert Foundation for a cash purchase price of approximately $383.0 million, subject to certain post-closing adjustments to take into account the actual amount of certain assets and liabilities of Warren as of the closing date.  Concurrent with the execution of the Stock Purchase Agreement, GMG deposited $19.25 million (the “Deposit”) to be held in an escrow account.  Upon closing of the Warren Acquisition, the Deposit will be credited towards the purchase price due at closing.

The Stock Purchase Agreement provides that the closing will take place on January 5, 2015, subject to GMG’s right to extend the closing for up to 210 days, under certain circumstances, if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), as amended, has not expired or terminated.  Closing of the Warren Acquisition is conditioned upon the satisfaction or waiver of customary closing conditions, including HSR approval and delivery of all items required by the Stock Purchase Agreement.  On October 30, 2014, notification of early termination of the waiting period under HSR was received.

The Stock Purchase Agreement contains customary representations and warranties and covenants by each of the parties.  Among other covenants, during the period between the execution of the Stock Purchase Agreement and the closing of the Warren Acquisition, Warren has agreed to, and The Warren Alpert Foundation has agreed to cause Warren to, conduct its business in the ordinary and regular course and not to engage in certain types of activities and transactions, subject to certain exceptions.

Pursuant to the Stock Purchase Agreement, the Partnership has agreed to guarantee full payment and performance of GMG’s obligations under the Stock Purchase Agreement.

On October 6, 2014, in connection with the execution of the Stock Purchase Agreement, the Partnership and certain of its subsidiaries entered into the First Amendment.  On October 20, 2014, in connection with the proposed acquisition of Warren, the Partnership and certain of its subsidiaries entered into the Second Amendment.  See Note 6 for additional information.

Note 19.              Supplemental Guarantor Condensed Consolidating Financial Statements

The Partnership’s wholly-owned subsidiaries other than GLP Finance Corp. may be guarantors of senior notes issued by the Partnership and GLP Finance Corp. As such, the Partnership will become subject to the requirements of Rule 3-10 of Regulation S-X of the Securities and Exchange Commission regarding financial statements of guarantors and issuers of registered guaranteed securities. The Partnership presents condensed consolidating financial information for its subsidiaries within the notes to consolidated financial statements in accordance with the criteria established for parent companies in the SEC’s Regulation S-X, Rule 3-10(d). The following condensed consolidating financial information presents the balance sheets, results of operations and cash flows of the Partnership’s 100% owned guarantor subsidiaries, the non-guarantor subsidiary and the eliminations necessary to arrive at the information for the Partnership on a consolidated basis as of and for the nine months ended September 30, 2014. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

GLOBAL PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

September 30, 2014

(In thousands)

	(Issuer)	Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,722	$3,143	$680	$5,545
Accounts receivable, net	525,817	1,412	1,918	529,147
Accounts receivable - affiliates	3,136	1,918	(1,643)	3,411
Inventories	455,709	—	—	455,709
Brokerage margin deposits	10,792	—	—	10,792
Fair value of forward fixed price contracts	57,121	—	—	57,121
Prepaid expenses and other current assets	53,811	178	—	53,989
Total current assets	1,108,108	6,651	955	1,115,714
Property and equipment, net	780,493	43,090	—	823,583
Intangible assets, net	48,408	5,787	—	54,195
Goodwill	68,015	86,063	—	154,078
Other assets	30,124	—	—	30,124
Total assets	$2,035,148	$141,591	$955	$2,177,694

Liabilities and partners’ equity
Current liabilities:
Accounts payable	$544,404	$1,070	$275	$545,749
Working capital revolving credit facility - current portion	113,000	—	—	113,000
Line of credit	—	700	—	700
Environmental liabilities - current portion	3,320	—	—	3,320
Trustee taxes payable	82,133	—	—	82,133
Accrued expenses and other current liabilities	62,427	1,057	—	63,484
Obligations on forward fixed price contracts	55,754	—	—	55,754
Total current liabilities	861,038	2,827	275	864,140
Working capital revolving credit facility - less current portion	92,000	—	—	92,000
Revolving credit facility	272,600	—	—	272,600
Senior notes	368,012	—	—	368,012
Environmental liabilities - less current portion	36,533	—	—	36,533
Other long-term liabilities	47,253	—	—	47,253
Total liabilities	1,677,436	2,827	275	1,680,538

Partners’ equity
Global Partners LP equity	357,712	89,122	680	447,514
Noncontrolling interest	—	49,642	—	49,642
Total partners’ equity	357,712	138,764	680	497,156
Total liabilities and partners’ equity	$2,035,148	$141,591	$955	$2,177,694

GLOBAL PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Income

For the Nine Months Ended September 30, 2014

(In thousands)

	(Issuer)	Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Sales	$13,727,427	$29,180	$(19,601)	$13,737,006
Cost of sales	13,349,743	5,780	(19,601)	13,335,922
Gross profit	377,684	23,400	—	401,084

Costs and operating expenses:
Selling, general and administrative expenses	108,878	2,181	(680)	110,379
Operating expenses	143,694	8,602	—	152,296
Amortization expense	5,308	8,266	—	13,574
Total costs and operating expenses	257,880	19,049	(680)	276,249

Operating income	119,804	4,351	680	124,835

Interest expense	(35,574)	(103)	—	(35,677)

Income before income tax expense	84,230	4,248	680	89,158

Income tax expense	(660)	—	—	(660)

Net income	83,570	4,248	680	88,498

Net income attributable to noncontrolling interest	—	(1,699)	—	(1,699)

Net income attributable to Global Partners LP	83,570	2,549	680	86,799

Less: General partner’s interest in net income, including incentive distribution rights	4,164	—	—	4,164

Limited partners’ interest in net income	$79,406	$2,549	$680	$82,635

GLOBAL PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement Cash Flows

For the Nine Months Ended September 30, 2014

(In thousands)

	(Issuer)	Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated
Cash flows from operating activities
Net income	$83,570	$4,248	$680	$88,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,003	13,750	—	62,753
Amortization of deferred financing fees	4,157	30	—	4,187
Amortization of senior notes discount	435	—	—	435
Bad debt expense	996	—	—	996
Stock-based compensation expense	2,585	—	—	2,585
Write-off of financing fees	1,626	—	—	1,626
Disposition of property and equipment and other	1,060	—	—	1,060
Changes in operating assets and liabilities:			—
Accounts receivable	157,502	665	(1,918)	156,249
Accounts receivable - affiliate	(934)	(3,266)	2,193	(2,007)
Inventories	117,097	—	—	117,097
Broker margin deposits	11,000	—	—	11,000
Prepaid expenses, all other current assets and other assets	(24,599)	145	—	(24,454)
Accounts payable	(234,814)	(281)	(275)	(235,370)
Trustee taxes payable	1,917	—	—	1,917
Change in fair value of forward fixed contracts	6,443	—	—	6,443
Accrued expenses, all other current liabilities and other long-term liabilities	491	495	—	986
Net cash provided by operating activities	177,535	15,786	680	194,001

Cash flows from investing activities
Capital expenditures	(63,102)	(10,489)	—	(73,591)
Proceeds from sale of property and equipment	3,405	—	—	3,405
Net cash used in investing activities	(59,697)	(10,489)	—	(70,186)

Cash flows from financing activities
Payments on working capital revolving credit facility	(122,000)	(3,000)	—	(125,000)
Payments on revolving credit facility	(162,100)	—	—	(162,100)
Proceeds from senior note, net of discount	258,903	—	—	258,903
Repayment of senior notes	(40,244)	—	—	(40,244)
Repurchase of common units	(4,423)	—	—	(4,423)
Noncontrolling interest capital contribution	8,400	—	—	8,400
Distribution to noncontrolling interest	(8,400)	—	—	(8,400)
Distribution to partners	(54,623)	—	—	(54,623)
Net cash used in financing activities	(124,487)	(3,000)	—	(127,487)

(Decrease) increase in cash and cash equivalents	(6,649)	2,297	680	(3,672)
Cash and cash equivalents at beginning of period	8,371	846	—	9,217
Cash and cash equivalents at end of period	$1,722	$3,143	$680	$5,545